                                                                    Exhibit 10a



                            IMPERIAL PARKING LIMITED

                                   as Borrower

                                     - and -

                                504463 N.B. INC.

                                  as Guarantor

                                     - and -

                      THE FINANCIAL INSTITUTIONS SET FORTH

                          ON THE SIGNATURE PAGES HEREOF

                                     - and -

                                BT BANK OF CANADA

                                    as Agent

                      AMENDED AND RESTATED CREDIT AGREEMENT

                           Dated as of April 17, 1997

                                                                     Exhibit 10a

                                TABLE OF CONTENTS
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

                                                                                           PAGE NO.
ARTICLE 1
INTERPRETATION
                  Section 1.1.   Defined Terms.                                                 2
                  Section 1.2.   Gender and Number.                                            24
                  Section 1.3.   Headings.                                                     24
                  Section 1.4.   Currency.                                                     24
                  Section 1.5.   Certain Phrases, etc.                                         24
                  Section 1.6.   Accounting Terms.                                             25
                  Section 1.7.   Deeming Provision.                                            25
                  Section 1.8.   Rateable Portion of Accommodations.                           25
                  Section 1.9.   Incorporation of Schedules.                                   25
                  Section 1.10.  Interpretation.                                               25

ARTICLE 2
CREDIT FACILITIES
                  Section 2.1.   Availability.                                                 25
                  Section 2.2.   Commitments and Facility Limits.                              26
                  Section 2.3.   Use of Proceeds.                                              26
                  Section 2.4.   Mandatory Repayments.                                         27
                  Section 2.5.   Mandatory Prepayments.                                        27
                  Section 2.6.   Optional Prepayments and Reductions of Commitments.           27
                  Section 2.7.   Fees.                                                         28
                  Section 2.8.   Payments under this Agreement.                                29
                  Section 2.9.   Application of Payments and Prepayment.                       29
                  Section 2.10.  Computations of Interest and Fees.                            30
                  Section 2.11.  Payments on Maturity.                                         30

ARTICLE 3
ADVANCES
                  Section 3.1.   The Advances.                                                 30
                  Section 3.2.   Procedure for Borrowing.                                      30
                  Section 3.3.   Interest on Advances.                                         31

ARTICLE 4
BANKERS' ACCEPTANCES
                  Section 4.1.   Acceptances and Drafts.                                       31
                  Section 4.2.   Form of Drafts.                                               32
                  Section 4.3.   Procedure for Drawing.                                        32
                  Section 4.4.   Presigned Draft Forms.                                        33
                  Section 4.5.   Payment, Conversion or Renewal of Bankers' Acceptances.       33
                  Section 4.6.   Circumstances Making Bankers' Acceptances  Unavailable.       34

ARTICLE 5
LETTERS OF CREDIT
                  Section 5.1.   Letters of Credit.                                            34
                  Section 5.2.   Procedure for Issue.                                          35
                  Section 5.3.   Form of Letters of Credit.                                    35
                  Section 5.4    Use of Letters of Credit.                                     35
                  Section 5.5    Reimbursements of Amounts Drawn.                              35
                  Section 5.6    Risk of Letters of Credit.                                    36
                  Section 5.7    Fees.                                                         37
                  Section 5.8    Repayments.                                                   37

ARTICLE 6
CONDITIONS OF LENDING
                  Section 6.1    Conditions Precedent to the Initial Accommodation.            38


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
                  Section 6.2.   Conditions Precedent to All Accommodations.                   40
                  Section 6.3    Acquisition Facility.                                         40
                  Section 6.4.   No Waiver.                                                    42

ARTICLE 7
REPRESENTATIONS AND WARRANTIES
                  Section 7.1.   Representations and Warranties.                               42
                  Section 7.2.   Survival of Representations and Warranties.                   49

ARTICLE 8
COVENANTS
                  Section 8.1.   Affirmative Covenants.                                        49
                  Section 8.2.   Negative Covenants.                                           53
                  Section 8.3.   Financial Covenants.                                          57

ARTICLE 9
EVENTS OF DEFAULT
                  Section 9.1.   Events of Default.                                            58
                  Section 9.2.   Remedies Upon Demand and Default.                             61

ARTICLE 10
THE AGENT AND THE LENDERS
                  Section 10.1.  Authorization and Action.                                     62
                  Section 10.2.  No Liability.                                                 63
                  Section 10.3.  BT Bank of Canada.                                            63
                  Section 10.4.  Discount Rate Determinations.                                 64
                  Section 10.5.  Holding of Security; Sharing of Payments, etc.                64
                  Section 10.6.  Lender Credit Decisions.                                      65
                  Section 10.7.  Indemnification.                                              65
                  Section 10.8.  Liability of the Lenders inter se.                            65
                  Section 10.9.  Successor Agents.                                             66

ARTICLE 11
MISCELLANEOUS
                  Section 11.1.  Amendment.                                                    66
                  Section 11.2.  Waiver.                                                       66
                  Section 11.3.  Evidence of Debt and Accommodation Notices.                   67
                  Section 11.4.  Notices, etc.                                                 67
                  Section 11.5.  Confidentiality.                                              68
                  Section 11.6.  Costs, Expenses and Indemnity.                                68
                  Section 11.7.  Confirmation of Security Interests.                           70
                  Section 11.8.  Successors and Assigns.                                       70
                  Section 11.9.  Right of Set-off.                                             72
                  Section 11.10. Accommodations by Lenders.                                    72
                  Section 11.11. Rateable Payments.                                            73
                  Section 11.12. Interest on Accounts.                                         73
                  Section 11.13. Advice.                                                       73
                  Section 11.14. Governing Law.                                                73
                  Section 11.15. Counterparts.                                                 74

ARTICLE 5
LETTERS OF CREDIT
                  Section 5.1.   Documentary Credits.                                          34
                  Section 5.2.   Procedure for Issue.                                          34
                  Section 5.3.   Form of Letters of Credit.                                    35
                  Section 5.4    Use of Letters of Credit.                                     35
                  Section 5.5    Reimbursements of Amounts Drawn.                              35
                  Section 5.6    Risk of Letters of Credit.                                    35
                  Section 5.7    Fees.                                                         36
                  Section 5.8    Repayments.                                                   37

ARTICLE 6
CONDITIONS OF LENDING
                  Section 6.1    Conditions Precedent to the Initial Accommodation.            37


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
                  Section 6.2.   Conditions Precedent to All Accommodations.                   39
                  Section 6.3    Acquisition Facility.                                         40
                  Section 6.4.   No Waiver.                                                    41

ARTICLE 7
REPRESENTATIONS AND WARRANTIES
                  Section 7.1.   Representations and Warranties.                               41
                  Section 7.2.   Survival of Representations and Warranties.                   48

ARTICLE 8
COVENANTS
                  Section 8.1.   Affirmative Covenants.                                        49
                  Section 8.2.   Negative Covenants.                                           53
                  Section 8.3.   Financial Covenants.                                          57

ARTICLE 9
EVENTS OF DEFAULT
                  Section 9.1.   Events of Default.                                            57
                  Section 9.2.   Remedies Upon Demand and Default.                             60

ARTICLE 10
THE AGENT AND THE LENDERS
                  Section 10.1.  Authorization and Action.                                     61
                  Section 10.2.  No Liability.                                                 62
                  Section 10.3.  BT Bank of Canada.                                            62
                  Section 10.4.  Discount Rate Determinations.                                 63
                  Section 10.5.  Holding of Security; Sharing of Payments, etc.                63
                  Section 10.6.  Lender Credit Decisions.                                      64
                  Section 10.7.  Indemnification.                                              64
                  Section 10.8.  Liability of the Lenders inter se.                            64
                  Section 10.9.  Successor Agents.                                             65

ARTICLE 11
MISCELLANEOUS
                  Section 11.1.  Amendment.                                                    65
                  Section 11.2.  Waiver.                                                       66
                  Section 11.3.  Evidence of Debt and Accommodation Notices.                   66
                  Section 11.4.  Notices, etc.                                                 66
                  Section 11.5.  Confidentiality.                                              67
                  Section 11.6.  Costs, Expenses and Indemnity.                                67
                  Section 11.7.  Confirmation of Security Interests.                           69
                  Section 11.8.  Successors and Assigns.                                       69
                  Section 11.9.  Right of Set-off.                                             71
                  Section 11.10. Accommodations by Lenders.                                    71
                  Section 11.11. Rateable Payments.                                            72
                  Section 11.12. Interest on Accounts.                                         72
                  Section 11.13. Advice.                                                       72
                  Section 11.14. Governing Law.                                                72
                  Section 11.15. Counterparts.                                                 73


                                    SCHEDULES

Schedule 1              -      Form of Borrowing Notice
Schedule 2              -      Form of Notice of Interest Rate Election
Schedule 3              -      Form of Drawing Notice
Schedule 3A             -      Form of Issue Notice
Schedule 4              -      Notice Periods and Amounts
Schedule 5              -      List of Additional Loan Parties, Security Documents and other Credit Documents
Schedule 6              -      Insurance
Schedule 7              -      Location of Assets and Business
Schedule 8              -      Environmental Permits
Schedule 9              -      Owned Properties




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
Schedule 10                    -                Leased Properties and Management Properties
Schedule 11                    -                Permitted Indebtedness
Schedule 12                    -                Share Ownership
Schedule 13                    -                Material Agreements
Schedule 14                    -                Tax Claims
Schedule 15                    -                Intentionally Deleted
Schedule 16                    -                Form of Compliance Certificate
Schedule 17                    -                Qualifying Shareholder Arrangements
Schedule 18                    -                Incorporation and Qualification
Schedule 19                    -                Litigation
Schedule 20                    -                Form of Assumption Agreement


                      AMENDED AND RESTATED CREDIT AGREEMENT

                  Amended and Restated Credit Agreement dated as of April 17, 1997, among IMPERIAL PARKING LIMITED, a corporation amalgamated and existing under the laws of Canada, as Borrower, 504463 N.B. Inc., a corporation incorporated and existing under the laws of the Province of New Brunswick, as Guarantor, the financial institutions set forth on the signature pages hereof, as Lenders, and BT BANK OF CANADA, as Agent.

                  WHEREAS this agreement amends and restates the Original Credit Agreement (as hereinafter defined) entered into by the Borrower, Canadian Imperial Bank of Commerce as both Lender and Agent and Hongkong Bank of Canada as Lender dated as of November 13, 1996;

                  AND WHEREAS Canadian Imperial Bank of Commerce assigned certain rights and obligations as Lender and Agent under the Original Credit Agreement to BT Bank of Canada pursuant to an Assignment Agreement dated April 17, 1997;

                  AND WHEREAS in connection with the acquisition by First Union Management, Inc. ("FUMI") of an indirect controlling interest in Imperial Holdings No. 2 Inc. pursuant to a share purchase agreement dated February 18, 1997, as amended, among First Union Real Estate Equity and Mortgage Investments ("FUR"), Impark Investments Inc. and certain management vendors, the Borrower is, for the benefit of its shareholders, participating in a recapitalization of Borrower and certain of its subsidiaries and affiliates (the "TRANSACTION");

                  AND WHEREAS the Guarantor has, inter alia, given a guarantee of even date herewith in favour of the Agent and the Lenders with respect to the obligations of the Borrower under the Credit Documents (defined hereinafter);

                  AND WHEREAS, as part of such recapitalization, the Agent and the Lenders have agreed to continue to make available to the Borrower certain credit facilities on the revised terms and subject to the revised conditions set forth in this Agreement;

                  AND WHEREAS the Lenders, the Borrower and the Agent desire to amend and restate all of the current facilities made available to the Borrower by the Agent and the Lenders on the terms and subject to the conditions set forth in this Agreement;

                  NOW THEREFORE, in consideration of the Agreement set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agent, the Lenders and the Borrower hereby agree that the Original Credit Agreement is hereby amended and restated in its entirety as follows:

                                    ARTICLE I
                                 INTERPRETATION

SECTION 1. DEFINED TERMS. As used in this Agreement, the following terms have the following meanings:

         "ACCOMMODATION" means (i) an Advance made by a Lender on the occasion of any Borrowing; (ii) the creation and purchase of Bankers' Acceptances or the purchase of completed Drafts by a Lender or by any other Person on the occasion of any Drawing; and (iii) the issue of a Letter of Credit by BT (each of which is a "TYPE" of Accommodation).

         "ACCOMMODATION NOTICE" means a Borrowing Notice or a Drawing Notice.

         "ACCOMMODATIONS OUTSTANDING" means at any time under a Credit Facility, an amount equal to (i) in relation to the Borrower and all Lenders, the sum of
(u) the aggregate principal amount of all outstanding Advances; (v) the aggregate Face Amount of all outstanding Bankers' Acceptances, completed Drafts and, without duplication, BA Equivalent Notes which the Lenders have purchased or arranged to have purchased; and (w) the aggregate Face Amount of all Letters of Credit for which BT is contingently liable; and (ii) in relation to the Borrower and any Lender, the sum of (x) the aggregate principal amount of all outstanding Advances made by such Lender; (y) the aggregate Face Amount of all outstanding Bankers' Acceptances, completed Drafts and, without duplication, BA Equivalent Notes which such Lender has purchased or arranged to have purchased; and (z) in the case of BT only, the aggregate Face Amount of all Letters of Credit for which BT is contingently liable.

         "ACCOUNT" means any and all of the Borrower's accounts, contract rights, instruments, chattel papers and general intangibles, whether secured or unsecured, now existing or hereafter created, whether or not specifically sold or assigned to the Lenders.

         "ACQUISITION COMMITMENT" means, at any time, in respect of the Acquisition Facility, Cdn. $10,000,000 (as reduced pursuant to Section 2.6).

         "ACQUISITION FACILITY" means the Credit Facility to be made available to the Borrower hereunder for the purpose specified in Section 2.3.

         "ADDITIONAL LOAN PARTIES" means, at any time, the Guarantor and other Persons specified in Schedule 5 as guarantors and any Persons which may from time to time become guarantors of all of the obligations of the Borrower under this Agreement and/or the other Credit Documents and their respective successors and assigns, who have delivered to the Agent a guarantee and security over all of their property and assets together with an opinion of counsel, all in form and substance satisfactory to the Agent, acting reasonably, whether or not there are any Accommodations Outstanding at such time.

         "ADVANCES" means advances made by a Lender under Article 3 and "ADVANCE" means any one of such advances. Advances will be denominated in Canadian Dollars as a "CANADIAN PRIME RATE ADVANCE".

         "AFFILIATE" has the meaning ascribed thereto in the Securities Act (Ontario) as in effect on the date hereof.

         "AGENT" means BT, as agent for the Lenders hereunder, and any successor thereto appointed pursuant to Section 10.9.

         "AGREEMENT" means this credit agreement and all schedules and instruments in amendment or confirmation of it; "HEREOF", "HERETO" and "HEREUNDER" and similar expressions refer to this Agreement and not to any particular Article or Section; and the expressions "ARTICLE" and "SECTION" followed by a number mean and refer to the specified Article or Section of this Agreement.

         "ANCILLARY AGREEMENT" means an ancillary agreement entered into by BT, Hongkong Bank of Canada and FUR dated the 17th day of April, 1997.

         "ANNUALIZED CAPITAL EXPENDITURES" means for any period of months, commencing April 1, 1997, an amount equal to the aggregate amount of Capital

Expenditures for such period multiplied by a fraction, the numerator of which is 12 and the denominator of which is the number of calendar months which have elapsed since April 1, 1997.

         "ANNUALIZED CONSOLIDATED EBITDA" means for any period of months, commencing April 1, 1997, an amount equal to Consolidated EBITDA for such period multiplied by a fraction, the numerator of which is 12 and the denominator of which is the number of calendar months which have elapsed since April 1, 1997.

         "ANNUALIZED CONSOLIDATED INTEREST CHARGES" means for any period of months commencing April 1, 1997, an amount equal to the Consolidated Interest Charges for such period multiplied by a fraction, the numerator of which is 12 and the denominator of which is the number of calendar months which have elapsed since April 1, 1997.

         "ARM'S LENGTH" has the meaning ascribed thereto in the Income Tax Act (Canada), as in effect on the date hereof.

         "ASSETS" means, with respect to each of the Borrower, the Guarantor and their respective Subsidiaries, all property and assets of the Borrower, the Guarantor and each such Subsidiary of every kind and wheresoever situate, whether now owned or hereafter acquired.

         "ASSIGNEE" has the meaning specified in Section 11.8(3).

         "AUTHORIZATION" means, with respect to any Person, any authorization, order, permit, approval, grant, license, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Entity having jurisdiction over such Person, whether or not having the force of Law.

         "BANKERS' ACCEPTANCE" has the meaning specified in Section 4.1.

         "BA EQUIVALENT NOTE" has the meaning specified in Section 4.3(3).

         "BENEFICIARY" means, in respect of each Letter of Credit, the beneficiary named in the Letter of Credit.

         "BORROWER" means, at any time, Imperial Parking Limited, its successors and permitted assigns, whether or not there are any Accommodations Outstanding hereunder at such time.

         "BORROWER'S ACCOUNTS" means the Borrower's Canadian Dollar accounts maintained by the Agent at its offices, the particulars of which shall have been notified by the Agent to the Borrower.

         "BORROWER'S BUSINESS" means, with respect to the Borrower and its Subsidiaries, the businesses presently and heretofore carried on by the Borrower and its Subsidiaries consisting of the operation of parking facilities on Owned Properties or under management contracts and/or leases, valet parking, providing ancillary and related services such as signs, repairs, and consulting, the manufacture of parking lot and parking garage equipment and the ownership of real property for the purpose of conducting a parking operation or as part of the assets acquired directly or indirectly as part of a Qualifying Acquisition.

         "BORROWER EXCESS CASH FLOW" means for any period Excess Cash Flow minus all amounts relating to the Guarantor and its Consolidated Subsidiaries.

         "BORROWER'S NOTE PURCHASE AGREEMENT" means a Note Purchase Agreement dated April 17, 1997 executed by the Borrower and Financeco respecting Cdn.$55,000,000 Senior Subordinated Partial PIK Notes due April 17, 2009.

         "BORROWING" means a borrowing consisting of one or more Advances.

         "BORROWING NOTICE" has the meaning specified in Section 3.2(1).

         "BT" means BT Bank of Canada.

         "BUILDINGS AND FIXTURES" means all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situate on the Owned Properties.

         "BUSINESS DAY" means any day of the year, other than a Saturday, Sunday or other day on which banks are required to close in Toronto, Ontario.

         "CANADIAN DOLLARS" and "Cdn.$" each means lawful money of Canada.

         "CANADIAN PRIME RATE" means, at any time, the rate of interest per annum equal to the greater of (i) the per annum rate of interest quoted, published and commonly known as the "prime rate" of the Agent which the Agent establishes at its main office in Toronto, Ontario as the reference rate of interest in order to determine interest rates for loans in Canadian Dollars to its Canadian borrowers, adjusted automatically with each quoted or published change in such rate, all without the necessity of any notice to the Borrower or any other Person; and (ii) the average of the 30 day discount rates on banker's acceptances as quoted on Reuters Screen CDOR Page at approximately 10:00 a.m. (Toronto time) plus 1.0%, adjusted automatically with each quoted, published or displayed change in such rate, all without necessity of any notice to the Borrower or any other Person.

         "CAPITAL EXPENDITURES" means expenditures made for the purchase, lease or acquisition of fixed assets or for research and development required to be capitalized in accordance with Generally Accepted Accounting Principles, other than capitalized leases with respect to an interest in real property for the purpose of conducting a parking operation and any expenditures made (whether with respect to payment of the purchase price or otherwise) in connection with the making of a Qualified Acquisition.

         "CHANGE OF CONTROL" means FUMI (or any successor thereto continuing from any amalgamation, merger or other reorganization thereof) ceasing to beneficially own, directly or indirectly, sufficient issued and outstanding securities in the capital of either the Borrower or Guarantor to give it effective voting control over such corporation.

         "CLAIM" means any claim of any nature whatsoever, including any demand, liability, obligation, cause of action, suit, proceeding, judgment, award, assessment and reassessment.

         "CLOSING DATE" means April 17, 1997.

         "COLLATERAL" means the Assets in respect of which any Lender has or will have a Security Interest pursuant to a Security Document.

         "COMMITMENT" means, at any time, the Term Commitment, the Acquisition

Commitment and the Operating Commitment.

         "COMPLIANCE CERTIFICATE" means a certificate of the Borrower signed on its behalf by its chief financial officer, or any other officer acceptable to the Agent substantially in the form of Schedule 16.

         "CONNECTED AGREEMENTS" means all Security Documents and other agreements, certificates and instruments delivered or given pursuant to or in connection with this Agreement; and "Connected Agreement" means any one of such Security Documents, agreements, certificates or other instruments.

         "CONSOLIDATED DEPRECIATION AND AMORTIZATION EXPENSE" means, for any period of months, the depreciation and amortization expense of the Borrower, the Guarantor and their respective Consolidated Subsidiaries determined in accordance with Generally Accepted Accounting Principles.

         "CONSOLIDATED EBITDA" means, for any period of months, the Consolidated Net Income of the Borrower, the Guarantor and their respective Consolidated Subsidiaries (or with respect to the definition of Target EBITDA, the relevant target entity mutatis mutandis) increased by the sum of (i) Consolidated Interest Charges, (ii) Consolidated Income Tax Expense, and (iii) Consolidated Depreciation and Amortization Expense, (in each case, for such period and calculated prior to extraordinary items), and (iv) such out-of-pocket expenses incurred by such entities on a one time basis and which can reasonably be solely attributed to the carrying out of the Transaction.

         "CONSOLIDATED INCOME TAX EXPENSE" means, for any period of months, the aggregate of all taxes (including deferred taxes) based on income of the Borrower, the Guarantor and their respective Consolidated Subsidiaries for such period determined in accordance with Generally Accepted Accounting Principles.

         "CONSOLIDATED INDEBTEDNESS" means the aggregate of all Debts For Borrowed Money of the Borrower, the Guarantor and their respective Consolidated Subsidiaries less (x) Subordinated Debt, (y) cash and Permitted Marketable Securities on the balance sheet of the latest financial statements delivered to the Agent pursuant to Section 8.1(a), provided that such cash is maintained in an account at BT and such Permitted Marketable Securities are held by the Agent as custodian and (z) such other cash and Permitted Marketable Securities on the balance sheet of the latest financial statements delivered to the Agent pursuant to Section 8.1(a) to the extent that such cash does not exceed an aggregate amount of U.S. $250,000, is not deposited with BT and is held outside of Canada.

         "CONSOLIDATED INTEREST CHARGES" means, for any period of months for the Borrower, the Guarantor and their respective Consolidated Subsidiaries, the total of (i) all items properly classified as interest expense (whether expended or capitalized) in accordance with Generally Accepted Accounting Principles; and
(ii) the imputed interest component for any element of Consolidated Indebtedness (such as capital leases and deferred revenues) which would not be classified as interest expense pursuant to Generally Accepted Accounting Principles, calculated using an interest rate equal to the then prevailing Canadian Prime Rate, in each case for such period, provided that, notwithstanding the foregoing, with respect to the FUR Subordinated Debt no interest will be included in this calculation.

         "CONSOLIDATED NET INCOME" means, for any period of months, the net income (loss) of the Borrower, the Guarantor and their respective Consolidated

Subsidiaries determined in accordance with Generally Accepted Accounting Principles but excluding (i) any gain or loss arising from the sale of capital assets; (ii) any gain or loss arising from any write-up or write-down of assets;
(iii) earnings of any other Person, substantially all of the assets of which have been acquired by the Borrower, the Guarantor or a Consolidated Subsidiary in any manner, to the extent that such earnings were realized by such other Person prior to the date of such acquisition; (iv) net earnings of any Person (other than a Consolidated Subsidiary) in which the Borrower, the Guarantor or a Consolidated Subsidiary has an ownership interest, to the extent that such earnings have not actually been received by the Borrower, the Guarantor or such Consolidated Subsidiary in the form of cash distributions; (v) the earnings of any Person to which assets of the Borrower, the Guarantor or a Consolidated Subsidiary have been sold, transferred or disposed of or into which the Borrower, the Guarantor or a Consolidated Subsidiary shall have merged, to the extent that such earnings arose prior to the date of such transactions; and (vi) any gain arising from the disposition of any securities of the Borrower, the Guarantor or a Consolidated Subsidiary.

         "CONSOLIDATED NET WORTH" means, at any time, with respect to any Person and its Consolidated Subsidiaries, the aggregate of (i) the total shareholders' equity determined as of such time in accordance with Generally Accepted Accounting Principles; plus (ii) the FUR Subordinated Debt; where shareholders equity for greater certainty and without duplication includes any shares in the capital of such Person or its Subsidiaries which are redeemable at the option of the holder in accordance with their terms; provided, however that the Borrower hereby acknowledges that Section 8.2(h) contains a restriction with respect to the redemption of shares by the Borrower.

         "CONSOLIDATED PARKING CONTRACTS" means, at any time, with respect to the Borrower, the Guarantor and their respective Consolidated Subsidiaries, the aggregate of (i) the total number of existing contracts and leases which are in full force and effect for the management or operation of parking lots or parking garages; and (ii) the number of parking lots or parking garages operated on properties owned by the Borrower, the Guarantor and their respective Consolidated Subsidiaries.

         "CONSOLIDATED SUBSIDIARY" means, at any date, in respect of any Person, a Subsidiary of such Person which is or should be consolidated with such Person in its consolidated financial statements prepared as of such date.

         "CONTINUING REPRESENTATIONS" means, collectively, the representations and warranties contained in Section 7.1(c), (f), (h), (j)(B), (u), (w), (x),
(y), (aa), (ab), (ac), (ad) and (af).

         "CREDIT DOCUMENTS" means this Agreement, the Original Credit Agreement, the Drafts, the Bankers' Acceptances, the BA Equivalent Notes, the Security Documents, the Hedging Agreements, the Fee Letters and all other Connected Agreements.

         "CREDIT FACILITIES" means, collectively, the Term Facility, the Acquisition Facility and the Operating Facility.

         "DEBT" of any Person means (i) all indebtedness of such Person for borrowed money (even though the rights and remedies of the holder of such indebtedness in the event of default may be limited to the foreclosure or sale of specific property), including borrowings of commodities, bankers' acceptances, letters of credit or letters of guarantee (except for letters of guarantee issued by the Borrower in the normal course of the Business which secure the performance of certain obligations of the Borrower or any of its Subsidiaries, as the case may be, as lessee under certain Leases and/or management contracts); (ii) all indebtedness of such Person for the deferred purchase price of property or services other than for goods and services purchased in the ordinary course of business; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or Lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all current liabilities of such Person represented by a note, bond, debenture or other evidence of Debt; (v) all obligations under leases which have been or should be, in accordance with Generally Accepted Accounting Principles, recorded as capital leases in respect of which such Person is liable as lessee; and (vi) all Debt Guaranteed by such Person.

         "DEBT FOR BORROWED MONEY" of any Person means (without duplication) (i) all indebtedness of such Person for borrowed money, including bankers' acceptances, letters of credit or letters of guarantee (except for letters of guarantee issued by the Borrower to landlords in the normal course of business which secure the performance of certain obligations of the Borrower or any of its Subsidiaries, as the case may be as lessee under certain Leases and/or Management Contracts); (ii) all indebtedness of such Person for the deferred purchase price of property or services other than for goods and services purchased in the ordinary course of business; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or Lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all current liabilities of such Person represented by a note, bond, debenture or other evidence of Debt; and (v) all obligations under leases which have been or should be, in accordance with Generally Accepted Accounting Principles, recorded as capital leases in respect of which such Person is liable as lessee.

         "DEBT GUARANTEED" by any Person means all Debt of the kinds referred to in (i) through (v) of the definition of Debt which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which such Person has otherwise assured a creditor or other Person against Loss.

         "DEBT REPAYMENT AMOUNT" means, as applicable, an optional prepayment of the Term Facility, an optional prepayment of the Acquisition Facility or an optional permanent reduction of any Letter of Credit issued under the Operating Facility.

         "DEFAULT" means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

         "DISTRIBUTION" means (i) any dividend or other distribution on issued shares of the Borrower, the Guarantor or any of their respective Subsidiaries;
(ii) the purchase, redemption or retirement of any issued shares of the Borrower, the Guarantor or any of their respective Subsidiaries redeemed or purchased by the Borrower, the Guarantor or any such Subsidiary, as the case may be, or any payments made under any employee stock option agreement; (iii) any consulting fee, management fee or management bonus paid or payable to any director, officer, shareholder or Affiliate of the Borrower, the Guarantor or any of their respective Subsidiaries or any Person not dealing at Arm's Length with the Borrower, the Guarantor or any of their respective Subsidiaries or their respective directors, officers, shareholders or Affiliates; or (iv) any payment on account of any principal and interest on any loans or advances owing at any time by the Borrower, the Guarantor or any of their respective Subsidiaries to any of their respective directors, officers, shareholders or Affiliates.

         "DRAFT" means at any time a blank bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by the Borrower on a Lender or any other Person and bearing such distinguishing letters and numbers as such Lender or such Person may determine, but which at such time has not been completed or accepted by such Lender or such Person.

         "DRAWING" means (i) the creation and purchase of Bankers' Acceptances by a Lender or by any other Person pursuant to Article 4; or (ii) the purchase of completed Drafts by a Lender or by any other Person pursuant to Article 4.

         "DRAWING DATE" means any Business Day fixed pursuant to Section 4.3 for a Drawing .

         "DRAWING FEE" means, with respect to each Draft or Bankers' Acceptance drawn by the Borrower hereunder and purchased by any Person on any Drawing Date, an amount equal to 1.75% multiplied by the aggregate Face Amount of such Draft, calculated on the basis of the term to maturity of such Draft and a 365/366 day year.

         "DRAWING NOTICE" has the meaning specified in Section 4.3(1).

         "DRAWING PURCHASE PRICE" means, in respect of Bankers' Acceptances or Drafts to be purchased by a Lender or any other Person, the difference between
(i) the result (rounded to the nearest whole cent, with one-half of one cent being rounded up) obtained by dividing the aggregate Face Amount of such Bankers' Acceptances or Drafts by the sum of one plus the product of (x) the Reference Discount Rate multiplied by (y) a fraction the numerator of which is the number of days in the term of maturity of such Bankers' Acceptances or Drafts, as the case may be, and the denominator of which is 365; and (ii) the applicable aggregate Drawing Fee.

         "ENCUMBRANCES" means liens, charges, mortgages, pledges, Security Interests, adverse claims, defects of title, restrictions, deposit arrangements, voting trusts, rights of set-off, any other rights of third parties relating to anti property and any other encumbrances of any kind.

         "ENVIRONMENTAL LAWS" means all applicable Laws relating to the environment, occupational health and safety matters or conditions, Hazardous Substances, pollution or protection of the environment.

         "ENVIRONMENTAL LIABILITIES AND COSTS" means all Losses and Claims imposed by, under or pursuant to Environmental Laws or otherwise relating to any environmental condition, fact or circumstance, including all Losses and Claims related to Remedial Actions and all reasonable fees, disbursements and expenses of counsel, experts, personnel and consultants.

         "ENVIRONMENTAL NOTICE" means, with respect to any Person, any claim, citation, directive, request for information, statement of claim, notice of investigation, letter or other written communication, from any Governmental Entity in connection with any violation or alleged violation of Environmental

Laws.

         "ENVIRONMENTAL PERMITS" includes all permits, certificates, approvals, registrations and licences issued by any Governmental Entity to the Borrower, the Guarantor or any of their respective Subsidiaries or to the Business pursuant to Environmental Laws and relating to or required for the operation of the Business or the use of the Owned Properties, Leased Properties or other Assets.

         "ERISA" means the Employee Retirement Income Security Act (1974) and any amendments thereto and applicable regulations promulgated thereunder.

         "EVENT OF DEFAULT" has the meaning specified in Section 9.1.

         "EXCESS CASH FLOW" means, for any period, the sum of (i) Consolidated Net Income; (ii) Consolidated Depreciation and Amortization Expense; (iii) deferred income taxes; and (iv) 50% of the net change in Other Non-Cash Items during such period, all as are or would be included in a consolidated statement of changes in financial position of the Borrower, the Guarantor and their respective Consolidated Subsidiaries for such period less the aggregate for such period of (v) all Capital Expenditures made by the Borrower, the Guarantor and their respective Subsidiaries; and (vi) all cash amounts spent to acquire any interest in real property or to purchase any share, other securities or assets permitted in accordance with this Agreement.

         "EXCLUDED LOAN PARTIES" means Holdco 1, Holdco 2, Impark Management Inc. and Imperial Parking (Asia) Limited.

         "EXISTING SECURITY INTERESTS" means the Security Interests set forth in Schedule 11.

         "FACE AMOUNT" means (i) in respect of a Draft, a Bankers' Acceptance or a BA Equivalent Note, as the case may be, the amount payable to the holder thereof on its maturity, and (ii) in respect of a Letter of Credit, the maximum amount which the issuing Person is contingently liable to pay the Beneficiary.

         "FEE LETTERS" means the letter agreements between the Borrower and the Agent in respect of certain fees and other consideration payable to the Lenders.

         "FEES" means the fees payable by the Borrower under Section 2.7.

         "FINANCECO" means 3006302 Nova Scotia Company, a wholly owned subsidiary of FUR, incorporated and existing under the laws of the Province of Nova Scotia, and its permitted successors and assigns.

         "FINANCIAL QUARTER" means a period of three consecutive months in each Financial Year of the Borrower ending on March 31, June 30, September 30 and December 31, as the case may be, of such year.

         "FINANCIAL YEAR" means, in relation to the Borrower, its financial year commencing on January 1 of each calendar year and ending on December 31 of that calendar year.

         "FUMI" means First Union Management Inc. and its successors and permitted assigns.

         "FUR" means First Union Real Estate Equity and Mortgage Investments and its successors and permitted assigns.

         "FUR SUBORDINATED DEBT" means two separate debt obligations payable by the Borrower and the Guarantor separately to Financeco which are at all times subordinate in right of payment (including the payment of interest thereon) to the payment in full of the Accommodations Outstanding and all other amounts payable hereunder and under the other Credit Documents.

         "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means, at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time applied on a consistent basis (except for changes made with the prior written consent of the Agent and approved by the Borrower's independent auditors in accordance with promulgations of the Canadian Institute of Chartered Accountants).

         "GOVERNMENTAL ENTITY" means any (i) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision, agent, commission, board, or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

         "GUARANTOR" means 504463 N.B. Inc., a corporation incorporated and existing under the laws of the Province of New Brunswick, and its permitted successors and assigns.

         "GUARANTOR'S BUSINESS" means with respect to the Guarantor and its Subsidiaries, the businesses presently and heretofore carried on by the Guarantor and its Subsidiaries consisting of ancillary and related services such as security, collection and distribution of parking lot and parking garage equipment or as part of the assets acquired directly or indirectly as part of a Qualifying Acquisition.

         "GUARANTOR'S NOTE PURCHASE AGREEMENT" means a Note Purchase Agreement dated April 17, 1997 executed by the Guarantor and Financeco respecting Cdn.$9,166,666 Senior Subordinated Partial PIK Notes due April 17, 2009.

         "HAZARDOUS SUBSTANCE" means any substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, sound, vibration, ray, heat, odour, radiation, energy, vector, plasma and organic or inorganic matter, which is or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Law, whether or not such substance or other thing is defined as hazardous under the Environmental Law.

         "HEDGING AGREEMENTS" means one or more agreements between the Borrower and one or more of the Lenders in the form published by the International Swaps and Derivatives Association Inc. providing for "full two-way payments", with schedules and confirmations relating thereto approved by the Agent and evidencing (i) any interest rate hedge (including any interest rate snap, cap or collar); or (ii) any foreign exchange hedge.

         "HOLDCO 1" means 3355489 Canada Inc., a corporation incorporated and existing under the laws of Canada and its permitted successors and assigns.

         "HOLDCO 2" means 504308 N.B. Inc., a corporation incorporated and existing under the laws of the Province of New Brunswick and its permitted successors and assigns.

         "HOSTILE TAKE-OVER BID" means an acquisition which would be considered to be a take-over bid within the meaning of the Securities Act (Ontario) or any other applicable securities legislation, in respect of which the board of directors of the target recommends rejection of the take-over bid.

         "INTEREST COVERAGE RATIO" means (i) for periods beginning on April 1, 1997 and ending on the last day of each Financial Quarter up to and including the Financial Quarter ended March 31, 1998, the ratio of Annualized Consolidated EBITDA less Annualized Capital Expenditures to Annualized Consolidated Interest Charges; and (ii) for any Financial Quarter after the Financial Quarter ended March 31, 1998, the ratio of Consolidated EBITDA less Capital Expenditures to Consolidated Interest Charges for the twelve month period ending on the last day of such Financial Quarter.

         "ISSUE" means an issue of a Letter of Credit by BT, Participant or Assignee pursuant to Article 5.

         "ISSUE DATE" has the meaning specified in Section 5.2(1).

         "ISSUE NOTICE" has the meaning specified in Section 5.2(1).

         "LAWS" means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used; and "LAW" means any one of the foregoing.

         "LEASED PROPERTIES" means the real properties forming the subject matter of the Leases to which the Borrower, the Guarantor or one of the other Additional Loan Parties is a party in connection with the operation of the Borrower's Business or Guarantor's Business, as applicable, including on the date of this Agreement the real properties at the municipal addresses listed on
Schedule 10.

         "LEASES" means the leases and subleases of real property to which each of the Borrower, the Guarantor and the Additional Loan Parties is a party, including on the date of this Agreement the leases and subleases set out on
Schedule 10.

         "LENDER'S ACQUISITION COMMITMENT" means, at any time, the relevant amount designated as such and set forth opposite such Lender's name on the signature pages hereof, as reduced pursuant to Article 2.

         "LENDER'S OPERATING COMMITMENT" means, at any time, the relevant amount designated as such and set forth opposite such Lender's name on the signature pages hereof, as reduced pursuant to Article 2.

         "LENDER'S TERM COMMITMENT" means, at any time, the relevant amount designated as such and set forth opposite such Lender's name on the signature pages hereof, as reduced pursuant to Article 2.

         "LENDERS" mean, collectively the financial institutions set forth on the signature pages hereof and any financial institution which from time to time becomes a lender hereunder, and in the singular, any one of them.

         "LETTER OF CREDIT" means a standby letter of credit issued or to be issued by BT for the account of the Borrower pursuant to Article 5.

         "LEVERAGE RATIO" means (i) for periods beginning on April 1, 1997 and ending on the last day of each Financial Quarter up to and including the Financial Quarter ended March 31, 1998, the ratio of Consolidated Indebtedness to Annualized Consolidated EBITDA; and (ii) for any Financial Quarter after the Financial Quarter ended March 31, 1998, the ratio of Consolidated Indebtedness to Consolidated EBITDA for the twelve month period ending on the last day of such Financial Quarter;

         "LOAN YEAR" means a 365 day period commencing on the date of this Agreement, or any anniversary of the date of this Agreement as the context may require, and references to a Loan Year and a number shall mean and refer to that number which such Loan Year is after the date of this Agreement.

         "LOSS" means any loss or expense whatsoever (other than loss of profits, except to the extent that loss of profits are in connection with breakage costs calculated by the Agent or a Lender in accordance with its usual practices), whether direct or indirect, including expenses, costs, damages, judgments, penalties, fines, charges, claims, demands, liabilities and any and all legal fees and disbursements including, without limitation, preparation and enforcement of applicable documentation and legal advice relating to the Transaction.

         "MAJORITY LENDERS" means, at any time, Lenders who, taken together, are beneficially entitled to at least 66-2/3% of the aggregate Accommodations Outstanding at such time, or, if there are no Accommodations Outstanding at such time, Lenders whose Commitments, taken together, are at least 66-2/3% of the aggregate amount of the Commitments.

         "MANAGEMENT CONTRACTS" means the management contracts with respect to the management of parking lots to which the Borrower or an Additional Loan Party is a party, including on the date of this Agreement those listed and described on Schedule 10.

         "MANAGEMENT PROPERTIES" means the real properties upon which the Borrower or an Additional Loan Party carries on the business of managing parking lots pursuant to the Management Contracts, including on the date of this Agreement the real properties at the municipal addresses listed on Schedule 10.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the Business, operations, results of operations, assets, liabilities or financial condition of the Borrower, the Guarantor and their respective Subsidiaries, taken as a whole; (ii) the ability of the Borrower, Guarantor or any other Additional Loan Party to perform its or their respective obligations under any of the Credit Documents; (iii) the ability of the Agent or any of the Lenders to enforce their rights under any of the Credit Documents or realize upon the Collateral; or (iv) the value of the Collateral or the amount which the Agent or the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral.

         "MATERIAL AGREEMENTS" has the meaning ascribed thereto in Section
7.1(x).

         "ONEX" means Onex Corporation, a corporation incorporated and existing under the laws of Ontario.

         "OPERATING COMMITMENT" means, at any time, in respect of the Operating Facility, Cdn. $6,500,000 (as reduced pursuant to Article 2).

         "OPERATING FACILITY" means the Credit Facility to be made available to the Borrower hereunder for the purposes specified in Section 2.3.

         "ORIGINAL CREDIT AGREEMENT" means the credit agreement among the Borrower, Canadian Imperial Bank of Commerce, as both Lender and Agent, and Hongkong Bank of Canada dated as of November 13, 1996.

         "ORIGINAL CREDIT AGREEMENT DEBT" means all indebtedness and liability of the Borrower outstanding pursuant to the Original Credit Agreement.

         "ORIGINAL CREDIT AGREEMENT SECURITY" means the Security Interests in favour of the Agent or the Lenders, or both, in the assets and properties securing the obligations of the Borrower and the Additional Loan Parties under the Original Credit Agreement or other credit documents delivered pursuant thereto.

         "OTHER NON-CASH ITEMS" means, collectively, accounts receivable, inventory and trade accounts payable.

         "OWNED PROPERTIES" means, collectively, the land and premises owned by the Borrower, the Guarantor and their respective Subsidiaries and the Buildings and Fixtures thereon, including on the date of this Agreement the land and premises listed on Schedule 9.

         "PARTICIPANT" has the meaning specified in Section 11.8(3).

         "PAYMENT ACCOUNT" means the Canadian Dollar accounts maintained by the Agent at its principal office, the particulars of which the Agent shall, from time to time, notify to the Borrower.

         "PERMITTED ENCUMBRANCES" means any one or more of the following:

         (a) Encumbrances for taxes, rates, assessments or governmental charges or levies not at the time due and delinquent or the validity of which is being contested at the time by the Borrower in good faith by proper legal proceedings;

         (b) Encumbrances resulting from any judgment rendered or Claim filed against the Borrower which the Borrower shall be contesting in good faith by proper legal proceedings;

         (c) undetermined or inchoate Encumbrances which have not at such time been filed or registered pursuant to Law against the Borrower or which relate to obligations not due or delinquent;

         (d) Encumbrances affecting real property which are (i) title defects or irregularities of a minor nature; or (ii) restrictions, easements, rights-ofway, servitudes or other similar rights in land (including, without restriction, rights-of-way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires, cables or other incidental equipment) granted to or reserved by other Persons; in each case where such Encumbrances in the aggregate do not materially impair the usefulness of the property for the purposes for which it is held and mortgages of and other Encumbrances against the said easements, rights-of-way, servitudes or other similar rights in real property;

              (e) the right reserved to or vested in any Governmental Entity by any statutory provision, or by the terms of any lease, license, franchise, grant or permit of the Borrower, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

              (f) liens or other Encumbrances for the excess of the amount of any past due taxes for which a final assessment has not been received over the amount of such taxes, rates, assessments, charges and levies as estimated and paid by the Borrower;

              (g) reservations in any original grants from the Crown of any land or interest therein, statutory exceptions to title, and reservations of mineral rights (including coal, oil and natural gas) in any grants from the Crown or from any other predecessors in title;

              (h) liens and privileges arising out of judgments or awards with respect to which an appeal or proceedings for review is being prosecuted in good faith and by appropriate proceedings and with respect to which there shall have been secured a stay of execution pending the appeal or proceedings for review or for which security acceptable to the Agent has been posted by the Borrower;

              (i) liens or deposits in connection with bids, tenders, contracts or expropriation proceedings of the Borrower or to secure workers' compensation, unemployment insurance or other similar statutory assessments, or to secure costs of litigation when required by law, and surety or appeal bonds in connection with such litigation;

              (j) warehouseman's, carriers' or other similar common law liens or privileges, where the action to enforce the same has not proceeded to final judgment, is being defended in good faith by the Borrower and by appropriate proceedings and in respect of which it shall have set aside on its books reserves deemed by it to be adequate therefor;

              (k) any other liens or privileges or other title irregularities, encroachments or encumbrances of a nature similar to the foregoing which are of a minor nature and will not in the aggregate materially and adversely affect the use of the property for the purposes for which it is held by the Borrower or any of its Subsidiaries;

              (l) deposits of cash or securities in connection with any liens or privileges referred to in paragraphs (a) and (h) above;

              (m) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease and liens or rights reserved in or exercised under any lease for rent or compliance with the terms of such lease;

              (n) mechanics', workers', repairers' or other like possessory liens, arising in the ordinary course of business for amounts the payment of which is either not delinquent or is being contested in good faith by appropriate proceedings;

              (o) plans of subdivision, site plans, municipal agreements or restrictive covenants affecting the use to which lands may be put, provided that such covenants are complied with and do not materially detract from the value of the land concerned or materially impair its use in the operation of the Business;

              (p) rights and interests created by notice registered by any Department of Highways or similar authority with respect to proposed highways and which do not materially detract from the value of the land concerned or materially impair its use in the operation of the Business;

              (q) zoning and building laws and ordinances and municipal by-laws (including site specific by-laws);

              (r) lis pendens that may be registered against any real property or interests therein of the Borrower or any of its Subsidiaries in respect of any action or proceeding against the Borrower or any of its Subsidiaries or in which it is a defendant, but with respect to which action or proceeding no judgment, award or attachment against the Borrower or such Subsidiary has been granted or made and which the Borrower or such Subsidiary is defending in good faith and by appropriate proceedings and for which security satisfactory to the Agent has been posted by the Borrower or its Subsidiary, as the case may be;

              (s) the granting by the Borrower in the ordinary course of its business of any lease, sub-lease, tenancy or right of occupancy to any Person in respect of property owned or leased by the Borrower and dealings by such Persons with their leasehold interests, including any notice thereof or any security interest therein provided that, with respect to any of the foregoing having annual rental payments greater than $50,000, the rights of any such Person shall have been subordinated to the rights of the Lenders under the Security Documents pursuant to a written subordination agreement in form and substance satisfactory to Lender, acting reasonably;

              (t) any Encumbrance resulting from security given to a utility when required by such utility in connection with the operation of the Business;

              (u) Encumbrances in favour of the Lenders created by the Security Documents;

              (v)    Encumbrances existing on the date hereof and disclosed in
                     Schedule 11 only to the extent such Encumbrances conform to their description in Schedule 11, and not any extension or renewal or replacement thereof or increase in the amount secured thereby;

              (w) Purchase Money Mortgages, securing Debt, in an aggregate amount not to exceed $1,000,000;

              (x) Encumbrances in favour of Financeco, subordinate to the encumbrances referred to in (u) above, given in connection with the

                     FUR Subordinated Debt; and

              (y)    other Encumbrances in an aggregate amount not to exceed
                     $50,000.

         "PERMITTED INDEBTEDNESS" means the Consolidated Indebtedness as specifically described on Schedule 11 and not any extension or renewal or replacement thereof or increase in the amount.

         "PERMITTED MARKETABLE SECURITIES" means any securities held by the Borrower or any of its Subsidiaries which are publicly traded on a recognized stock exchange and do not represent greater than 5% of the issued and outstanding securities of the issuing corporation and any fixed income securities for which a public market exists.

         "PERSON" means an individual, partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity.

         "PURCHASE MONEY MORTGAGE" means any Security Interest charging property acquired by the Borrower, which is or has been granted or assumed by the Borrower or which arises by operation of Law in favour of the transferor substantially concurrently with and for the purpose of the acquisition of such property, in each case where (i) the principal amount secured by such Security Interest is not in excess of the cost to the Borrower of the property acquired; and (ii) such Security Interest extends only to the property acquired.

         "QUALIFYING ACQUISITION" means (i) an acquisition by the Borrower of 100% of the issued and outstanding shares in the capital of a corporation or an acquisition of all or substantially all of the assets pertaining to a business, where, in each case (x) not less than 90% of the assets or revenues of the corporation or business are located or generated, as the case may be, in Canada or the United States or such other jurisdiction as the Agent may agree, acting reasonably; (y) at least 90% of the business acquired pursuant thereto is comprised of the Borrower's Business; and (z) the ratio of TEV/Target EBITDA of the corporation or business being acquired is not greater than 5.0:1.0, except in the case where new (additional) equity financing or Subordinated Debt is provided to fund the difference between the acquisition price and the TEV which would have been represented by 5.0 x Target EBITDA; (ii) if less than 100% of the issued and outstanding shares in the capital of any corporation is being acquired (x) the conditions set forth under (x), (y) and (z) of (i) above are satisfied; (y) at least 51 % of the issued and outstanding shares in the capital of such corporation is being acquired, except in an arrangement as described in subparagraph (iii) below; and (z) a shareholders' agreement containing the Qualifying Shareholder Arrangements has been or will be entered into by all relevant Persons within 30 days of the Qualifying Acquisition; and in any event, a Qualifying Acquisition does not include a Hostile Take-Over Bid; and (iii) an investment by the Borrower in a joint venture or other private business arrangement with FUR, FUMI or any Subsidiary or Affiliate thereof, to develop businesses involving, or ancillary to, the Borrower's Business, provided that such investment is limited to an amount no greater than Cdn.$2,000,000 and the investment satisfies the tests set out in subparagraph (i) (x) and (y) above.

         "QUALIFYING SHAREHOLDER ARRANGEMENTS" means a shareholders agreement in respect of a corporation in which the Borrower is acquiring less than 100% of the issued and outstanding shares which agreement shall be in compliance with the provisions set forth in Schedule 17.

         "REFERENCE DISCOUNT RATE" means, in respect of any Bankers' Acceptances or Drafts to be purchased by a Lender or any other Person pursuant to Article 4,
(i) which is a Schedule I Bank, the average discount rate on bankers' acceptances as quoted on Reuters' Screen CDOR Page at approximately 10:00 a.m. (Toronto time) on the relevant Drawing Date or (ii) which is a Schedule II Bank, the lesser of (x) their bid rate; and (y) the discount rate calculated in (i) above plus 0.07%.

         "RELEASE" when used as a verb includes release, spill, leak, emit, deposit, discharge, leach, migrate or dispose into the environment and the term "Release" when used as a noun has a correlative meaning.

         "RELEVANT REPAYMENT DATE" means, in respect of the repayment of all Accommodations made under (i) the Operating Facility; (ii) the Term Facility; and (iii) the Acquisition Facility, the third anniversary of the Closing Date.

         "REMEDIAL ACTION" means any action, whether voluntary or compelled, that is reasonably necessary to (i) clean up, remove, treat or in any other way deal with Hazardous Substances in the environment; (ii) prevent any Release of Hazardous Substances where such Release would violate any Environmental Laws or would endanger or threaten to endanger public health or welfare or the environment; or (iii) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in connection with any of the Owned Properties, Leased Properties or other Assets.

         "SCHEDULE I BANK" means a bank under the Bank Act (Canada) listed in
Schedule I thereto.

         "SCHEDULE II BANK" means a bank under the Bank Act (Canada) listed in
Schedule II thereto.

         "SECURITY" means, at any time, the Security Interests in favour of the Agent or the Lenders, or both, in the assets and property securing the obligations of the Borrower, Guarantor and the other Additional Loan Parties under this Agreement or under any of the other Credit Documents.

         "SECURITY DOCUMENTS" means the agreements and other instruments described in Schedule 5 and any other agreements granting security to the Agent or the Lenders, or both, for the obligations of the Borrower, Guarantor and the other Additional Loan Parties under this Agreement or under any of the other Credit Documents.

         "SECURITY INTEREST" means any hypothec, mortgage, pledge, security interest, assignment, encumbrance, lien, charge or deposit arrangement or any other arrangement or condition that in substance secures payment or performance of an obligation and includes the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement.

         "SECURITY TRUST INDENTURE" entered into by BT, Hongkong Bank of Canada, FUR and Montreal Trust Company of Canada dated as of the 17th day of April, 1997.

         "SUBORDINATED DEBT" means both (a) the principal amount outstanding at any time of Debt payable by the Borrower, Guarantor or any of their respective Subsidiaries (and for the purposes of a Qualifying Acquisition, the relevant target entity) which is non-cash interest bearing and is subordinate and junior in right of payment (including the payment of interest thereon) to the payment in full of the Accommodations Outstanding and all other amounts payable hereunder and under the other Credit Documents, on terms and conditions satisfactory to the Agent, acting reasonably; and (b) the FUR Subordinated Debt.

         "SUBSIDIARY" means, at any time, as to any Person, any corporation or other Person, if at such time the first mentioned Person owns, directly or indirectly, securities or other ownership interests in such corporation or other Person, having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such corporation or other Person.

         "TARGET EBITDA" means, with respect to the target entity of a Qualifying Acquisition, the Consolidated EBITDA for such target entity calculated based on all existing contracts and arrangements of such target entity, adjusted to exclude or include, as the case may be, all specifically identifiable cost items with respect to the rent payments and employee salaries which will be eliminated or added under management by the Borrower and such other cost items as the Agent may approve, acting reasonably, but excluding all one-time or extraordinary cost or revenue items incurred in connection with such Qualifying Acquisition. The above components of Consolidated EBITDA (including all such cost or revenue items) shall be detailed in an officer's certificate of the Borrower delivered to the Agent prior to effecting the Qualifying Acquisition and such components shall be calculated for such purposes with respect to such target entity (instead of with respect to the Borrower, Guarantor and their respective Consolidated Subsidiaries) on a consolidated and annualized basis.

         "TERM COMMITMENT" means, at any time, in respect of the Term Facility, Cdn. $33,500,000 (as reduced pursuant to Article 2).

         "TERM FACILITY" means the Credit Facility to be made available to the Borrower hereunder for the purposes set out in Section 2.3.

         "TEV" means total enterprise value of a Person determined by calculating (i) in respect of an acquisition of shares of such Person, the sum of (x) the implied value of 100% of the outstanding share capital of such Person, calculated based on the per share price paid for the shares of such Person acquired as part of such acquisition, and (y) the market value on the date of such acquisition of the Debt of such Person, less (z) all cash or cash equivalents of such Person; and (ii) in respect of an acquisition of assets of such Person (x) the aggregate purchase price paid for such assets, less (y) without duplication, cash or cash equivalent of such Person acquired by the Borrower as part of a Qualifying Acquisition.

         "TOTAL REMAINING DEBT" means $50,000,000 less all mandatory prepayments of the Term Facility and the Acquisition Facility made pursuant to Section 2.5.

         "TRANSACTION" means the transaction as defined in the recitals above.

         "WORKING CAPITAL LINE" means a working capital line of credit not exceeding $6,500,000 Cdn. provided to the Borrower by a bank from time to time.

                      2. GENDER AND NUMBER. Any reference in the Credit Documents to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

                  SECTION 3. HEADINGS. The provisions of a Table of Contents, the division of this Agreement into Articles and Sections, and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

                  SECTION 4. CURRENCY. All references in the Credit Documents to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.

                  SECTION 5. CERTAIN PHRASES, ETC. In any Credit Document (i)
(y) the words "including" and "includes" mean "including (or includes) without limitation" and (z) the phrase "the aggregate of", "the total of", "the sum of", or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of"; (ii) except where specifically stated otherwise, whether any act, occurrence, conduct, event or state of affairs is "material", "adverse" or "materially adverse" or any grammatical variation of such words, shall be determined by the Agent, acting reasonably; and (iii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

                  SECTION 6. ACCOUNTING TERMS. All accounting terms not specifically defined in this Agreement shall be construed in accordance with Generally Accepted Accounting Principles.

                  SECTION 7. DEEMING PROVISION. Sections in this Agreement may be properly referred to in other documents, including, without limitation, the Credit Documents, as numbers 1.1, 1.2, 1.3, 1.4, etc., or alternatively numbers 1.01, 1.02, 1.03, 1.04, etc.

                  SECTION 8. RATEABLE PORTION OF ACCOMMODATIONS. References in this Agreement to a Lender's rateable portion of tions. Advances, Drawings, Drafts, Banker's Acceptances and Documentary credits or rateable share of payments of principal, interest, Fees or any other amount payable hereunder, shall mean and refer to a rateable portion or share as nearly as may be rateable in the circumstances, as determined in good faith by the Agent. Each such determination by the Agent shall be prima facie evidence of such rateable share.

                  SECTION 9. INCORPORATION OF SCHEDULES. The schedules attached hereto shall, for all purposes hereof, form an integral part of this Agreement.

                  SECTION 10. INTERPRETATION. The parties intend that this Agreement constitutes an amendment and restatement of the Original Credit Agreement. This Agreement supersedes the Original Credit Agreement relating to the subject matter hereof. This shall not constitute a novation or extinguishment of the Original Credit Agreement. The Original Credit Agreement, as amended and restated hereby, shall remain in full force and effect and is hereby ratified and confirmed. The Original Credit

Agreement is hereby amended and restated in its entirety, on the terms and conditions herein contained.

                                    ARTICLE 2
                                CREDIT FACILITIES

                  SECTION 1. AVAILABILITY. (1) The Borrower acknowledges and confirms that the Original Credit Agreement Debt, which has been advanced prior to the Closing Date, shall continue to be outstanding as part of the Accommodations Outstanding hereunder. No indebtedness of the Borrower outstanding under the Original Credit Agreement is extinguished or discharged hereby and the principal of any Accommodations Outstanding thereunder shall be deemed Accommodations Outstanding hereunder with no extinguishment, discharge or novation.

         (2) Subject to the next following sentence, each Lender severally agrees, on the terms and conditions of this Agreement, to make Accommodations rateably to the Borrower in accordance with such Lender's Operating Commitment, Lender's Term Commitment and Lender's Acquisition Commitment. Accommodations shall be made available as (i) Advances, pursuant to Article 3; (ii) Drawings pursuant to Article 4; and (iii) Letter of Credit, pursuant to Article 5.

         (3) The failure of any Lender to make an Accommodation shall not relieve any other Lender of its obligation, if any, in connection with such Accommodation, but no Lender shall be responsible for such other Lender' s failure in respect of such Accommodation.

         (4) The Agent shall give each Lender prompt notice of (i) any Accommodation Notice received from the Borrower and of each Lender's rateable portion of any Accommodation; and (ii) any other notice received by it hereunder.

                  SECTION 2. COMMITMENTS AND FACILITY LIMITS. (1) The Term Facility shall not revolve and any amount prepaid or repaid under the Term Facility cannot be reborrowed and shall reduce the Term Commitment (and each Lender's Term Commitment), by the amount prepaid or repaid. The Acquisition Facility shall not revolve and any amount prepaid or repaid under the Acquisition Facility cannot be reborrowed and shall reduce the Acquisition Commitment (and each Lender's Acquisition Commitment), by the amount prepaid or repaid. The Operating Facility shall not revolve.

         (2) A conversion from one Type of Accommodation to another Type of Accommodation shall not constitute a repayment or prepayment hereunder. Subject to the terms of this Agreement, the Borrower shall have the right at all times to determine the manner and proportions in which it will utilize the different Types of Accommodations hereunder.

                  SECTION 3. USE OF PROCEEDS. (1) The Borrower shall use the proceeds of any Accommodation under the Operating Facility for the purpose of
(i) supporting its working capital requirements under the Working Capital Line;
(ii) financing costs and expenses associated with this Agreement; (iii) the issuance of Letters of Credit in accordance with Article 5; and (iv) making payments in respect of existing Debt.

         (2) The Borrower shall use the proceeds of any Accommodation under the Term Facility for the purpose of (i) making payments in respect of existing Debt; and (ii) financing transaction costs and expenses associated with this Agreement.

         (3) The Borrower shall use the proceeds of any Accommodation under the Acquisition Facility for the purposes of financing Qualifying Acquisitions.

                  SECTION 4. MANDATORY REPAYMENTS. (1) On the Relevant Repayment Date, the Operating Facility shall terminate, and all amounts owing, including fees, with respect to the Operating Facility shall be immediately due and payable.

         (2) Subject to Section 2.9(1), the Borrower shall repay, and there shall become due and payable on the Relevant Payment Date, the Accommodations Outstanding under the Term Facility, together with all interest and fees accrued thereon and all other amounts payable hereunder.

         (3) The Borrower shall repay, and there shall become due and payable on the Relevant Repayment Date, the Accommodations Outstanding under the Acquisition Facility, together with all interest and Fees accrued thereon and all other amounts payable hereunder.

         (4) The Borrower shall pay or repay on April 16, 2000 all amounts owing hereunder and not previously paid or repaid.

                  SECTION 5. MANDATORY PREPAYMENTS. (1) The Borrower shall prepay Accommodations ments. Outstanding under the Term Facility in accordance with Section 8.2(d)(iv).

         (2) The Borrower shall prepay annually, upon and together with each delivery of financial statements in accordance with 8.1(a), (i) the Accommodations Outstanding under the Term Facility; and (ii) provided that the Accommodations Outstanding under the Term Facility have been paid in full, the Accommodations Outstanding under the Acquisitions Facility, in each case, in an amount equal to 50% of the Excess Cash Flow in respect of each such Financial Year, subject to a maximum amount of 90% of Borrower Excess Cash Flow in each such Financial Year.

                  SECTION 6. OPTIONAL PREPAYMENTS AND REDUCTIONS OF COMMITMENTS. (1) The Borrower may, subject to the provisions of this Agreement, prepay the Accommodations Outstanding or reduce the respective Lender's Commitments under either the Term Facility or the Acquisition Facility, in each case in whole or rateably in part, upon the number of Business Days' notice to the Agent specified in Schedule 4 stating the proposed date and aggregate principal amount of the prepayment or reduction, and if such notice is given the Borrower shall pay the Lenders in accordance with such notice the amount, if any, by which the Accommodations Outstanding under such Credit Facility exceed the proposed reduced Term Commitment or Acquisition Commitment, as the case may be. Each partial prepayment or reduction shall be in an aggregate principal amount of Cdn. $100,000 or an integral multiple thereof.

         (2) The Borrower may not, pursuant to this Section 2.6, prepay the amount of any Drawing, except on the maturity date for the relevant Bankers' Acceptances, Drafts or BA Equivalent Notes.

         (3) Neither the Acquisition Facility nor the Term Facility is prepayable after October 16, 1999, subject to payments required to be made under
Section 2.5.

         (4) To the extent that optional prepayments are made, and not as mandated under Section 2.5, on or before October 16, 1999, of either the Acquisition Facility or the Term Facility, an additional payment by way of a fee shall be made by the Borrower to the Agent for the account of the appropriate Lender or Lenders at the time of making such prepayment equal to:

                  (a) in the case of a prepayment on or before April 16, 1998, an amount equal to $105,000 Cdn. TIMES the Debt Repayment Amount DIVIDED by the Total Remaining Debt at such time, provided that such calculated amount with respect to all such prepayments shall in no event cumulatively exceed $105,000 Cdn. in aggregate;

                  (b) in the case of a prepayment after April 16, 1998 but on or before April 16, 1999, an amount equal to $120,000 Cdn. TIMES the Debt Repayment Amount DIVIDED by the Total Remaining Debt at such time, provided that such calculated amount with respect to all such prepayments shall in no event cumulatively exceed $120,000 Cdn. in aggregate;

                  (c) in the case of a prepayment after April 16, 1999 but on or before October 16, 1999, an amount equal to 0.55 of 1% per annum of the Debt Repayment Amount calculated for the period from the Closing Date to the date of such prepayment, compounded annually.

                  SECTION 7. FEES. (1) The Borrower shall pay to the Agent for the account of the Lenders a standby fee of 0.125% per annum on the unutilized portion of both the Acquisition Facility.

         (2) The above standby fee shall be calculated daily in Canadian Dollars and shall be payable in Canadian Dollars, monthly in arrears on the first Business Day of each month and on the Relevant Repayment Date.

         (3) The Borrower shall pay the fees and other consideration payable pursuant to the applicable Fee Letters.

                  SECTION 8. PAYMENTS UNDER THIS AGREEMENT. (1) Unless otherwise expressly provided in this Agreement, the Borrower shall make any payment required to be made by it to the Agent or any Lender by depositing the amount of such payment in the relevant currency to the relevant Payment Account not later than 2:00 p.m. (Toronto time) on the date such payment is due. The Borrower shall make each payment to be made hereunder in respect of Accommodations in Canadian Dollars. The Agent shall cause to be distributed to each Lender, promptly on the date of receipt by the Agent of each payment on account of the Accommodations Outstanding or any other amount due to the Lender hereunder, an amount equal to the amount then due each Lender and, if such distribution is not so made on such date, shall pay interest thereon to such Lender for each day, from the date such amount is received by, the Agent until the date of distribution, at the prevailing interbank rate for late payments. Any amount received by the Agent for the account of the Lenders shall be held in trust for the benefit of the Lenders until such distribution.

         (2) Unless otherwise expressly provided in this Agreement, the Agent shall make any Accommodation or other payment to the Borrower hereunder by crediting the relevant Borrower's Account (or causing of the Borrower's Account to be credited) with the amount of such payment in the relevant currency not later than 1:00 p.m. (Toronto time) on the date such payment is to be made.

         (3) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender by the Borrower is not made when due hereunder, to charge from time to time any amount so due against any or all of the Borrower's accounts with such Lender.

                  SECTION 9. APPLICATION OF PAYMENTS AND PREPAYMENT. (1)
All amounts received by the Agent from or on behalf of the Borrower and not previously applied pursuant to this Agreement shall be applied by the Agent as follows (i) first, in reduction of the Borrower's obligation to pay any unpaid interest accrued on the principal amount of Advances or on any other amount owing hereunder and any Fees which are due and owing; (ii) second, in reduction of the Borrower's obligation to pay any Claims or Losses referred to in Sections 11.6(2), (3) and (4); (iii) third, in reduction of the Borrower's obligation to pay any amounts due and owing on account of any unpaid principal amount of Advances which is due and owing; (iv) fourth, in reduction of the Borrower's obligation to pay any other unpaid Accommodations Outstanding which are due and owing; (v) fifth, in reduction of any other obligation of the Borrower under this Agreement; and (vi) sixth, to the Borrower or such other Persons as may lawfully be entitled to the remainder, or as any court of competent jurisdiction may otherwise direct.

                  SECTION 10. COMPUTATIONS OF INTEREST AND FEES. (1) All computations of interest shall be made by the Agent Fees. taking into account the actual number of days occurring in the period for which such interest is payable pursuant to Section 3.3 and on the basis of a 365/366 day year.

         (2) All computations of fees shall be made by the Agent on the basis of a 365/366 day year, taking into account the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable, adjusted, in the case of the Fee payable pursuant to Section 2.7, to the date of any reduction in the Acquisition Commitment pursuant to
Section 2.6. The difference between any Fee paid by the Borrower prior to the date of any such reduction and the amount of the Fee payable by the Borrower after giving effect to such reduction shall be repaid rateably by the Lenders to the Borrower promptly upon any such reduction.

         (3) For purposes of the Interest Act (Canada), (i) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and (ii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

                  SECTION 11. PAYMENTS ON MATURITY. On the Relevant Payment Date, the Borrower will pay to the Agent for the benefit of the Lenders, in addition to all amounts payable at such time pursuant to this Agreement, an amount by way of fee equal to 0.55 of 1% per annum of the aggregate amounts outstanding under all the Credit Facilities for the period from the Closing Date to the Relevant Repayment Date calculated on a daily basis and compounded annually.

                                   ARTICLE 3
                                    ADVANCES

                  SECTION 1. THE ADVANCES. (1) Each Lender severally agrees, on the terms and conditions of this Agreement, to make Advances to the Borrower under the Acquisition Facility from time to time on any Business Day.

         (2) Each Borrowing shall consist of Advances made to the Borrower on the same day rateably by the Lenders. Each Advance shall be in the aggregate minimum amount and in an integral multiple of the amount set forth in Schedule 4.

                  SECTION 2. PROCEDURE FOR BORROWING. (1) Subject to waiver at the discretion of the ing. Agent, each Borrowing shall be made on the number of days prior notice specified in Schedule 4, given not later than 2:00 p.m. (Toronto time) by the Borrower to the Agent. Each notice of a Borrowing (a "Borrowing Notice") shall be in substantially the form of Schedule 1, shall be irrevocable and binding on the Borrower and shall specify (i) the requested date of such Borrowing; (ii) the Credit Facility under which such Borrowing is to be made; and (iii) the aggregate amount of such Borrowing. Upon receipt by the Agent of funds from the Lenders, and fulfilment of the applicable conditions set forth in Article 6, the Agent will make such funds available to the Borrower in accordance with Article 2.

                  SECTION 3. INTEREST ON ADVANCES. (1) The Borrower shall pay interest on the unpaid principal amount of each Canadian Prime Rate Advance made to it from the date of such Canadian Prime Rate Advance until such principal amount shall be repaid in full subject as provided in the next following sentence, at a rate per annum equal at all times to the sum of the Canadian Prime Rate in effect from time to time plus .75 of 1% per annum calculated, on the daily balance, and payable monthly in arrears (i) on the first Business Day of each month in each year; and (ii) when such Canadian Prime Rate Advance becomes due and payable in full. Any amount of principal of or interest on any such Canadian Prime Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal to the sum of the Canadian Prime Rate in effect from time to time and .75 of 1% per annum.

                                   ARTICLE 4
                              BANKERS' ACCEPTANCES

                  SECTION 1. ACCEPTANCES AND DRAFTS. (1) Each Lender severally agrees, on the terms and conditions of this Agreement and from time to time on any Business Day prior to the Relevant Repayment Date (i) in the case of a Lender which is willing and able to accept Drafts, to create acceptances ("BANKERS' ACCEPTANCES") by accepting Drafts and to purchase such Bankers' Acceptances in accordance with Section 4.3(2); (ii) in the case of a Lender which is unwilling or unable to accept Drafts, to purchase completed Drafts (which have not and will not be accepted by such Lender or any other Lender or Person) in accordance with Section 4.3(2); (iii) in the case of a Lender which has participated or assigned all or any part of its interest in the Credit Facilities to a Participant or Assignee which is willing and able to accept Drafts, to arrange for the creation of Bankers' Acceptances by such Participant or Assignee and for the purchase of such Bankers' Acceptances by such Participant or Assignee, to the extent of such participation or assignment, in accordance with Section 4.3(2); and (iv) in the case of a Lender which has participated or assigned all or any part of its interest in the Credit Facilities to a Participant or Assignee which is unwilling or unable to accept Drafts, to arrange for the purchase by such Participant or Assignee of completed Drafts (which have not and will not be accepted by such Lender or any other Lender or Person), to the extent of such participation or assignment, in accordance with Section 4.3(2).

         (2) Each Drawing shall be in a minimum aggregate Face Amount and in an integral multiple of the amount set forth in Schedule 4, and shall consist of the creation and purchase of Bankers' Acceptances or the purchase of Drafts on the same day, in each case for the Drawing Purchase Price, effected or arranged by the Lenders in accordance with Section 4.3 and their respective Lender's Term Commitment and Lender's Acquisition Commitment.

         (3) If the Agent determines, in good faith, which determination shall be final, conclusive and binding upon the Borrower and the Lenders, that the Bankers' Acceptances to be created and purchased or Drafts to be purchased on any Drawing (upon a conversion or otherwise) will not be created and purchased rateably by the Lenders (or any of their respective Participants or Assignees) in accordance with Sections 4.1(2) and 4.3, then the requested Face Amount of Bankers' Acceptances and Drafts relating to such Drawing shall be reduced to the nearest lesser amount that will permit such rateable sharing and the amount by which the requested Face Amount shall have been so reduced shall be converted or continued, as the case may be, as a Canadian Prime Rate Advance under the Term Facility or the Acquisition Facility, as the case may be.

                  SECTION 2. FORM OF DRAFTS. Each Draft presented by the Borrower (i) shall be in an integral multiple of Cdn. $100,000; (ii) shall be dated the date of the Drawing; and (iii) shall mature and be payable by the Borrower (in common with all other Drafts presented in connection with such Drawing) on a Business Day which occurs approximately 30, 60, 90 or 180 days after the Drawing Date and on or prior to the Relevant Repayment Date and which would not conflict with the repayment schedule set out in Section 2.4.

                  SECTION 3. PROCEDURE FOR DRAWING. (1) Each Drawing shall be made on notice (a ng. "Drawing Notice") given by the Borrower to the Agent not later than 2:00 p.m. (Toronto time) on the number of days notice specified in
Schedule 4. Each Drawing Notice shall be in substantially the form of Schedule 3, shall be irrevocable and binding on the Borrower and shall specify (i) the Drawing Date; (ii) the Credit Facility under which such Drawing is to be made;
(iii) the aggregate Face Amount of Drafts to be created; and (iv) the contract maturity date for such Drafts.

         (2) Not later than 2:00 p.m. (Toronto time) on an applicable Drawing Date, each Lender shall (i) complete one or more Drafts in accordance with the Drawing Notice, accept such Drafts and purchase the Bankers' Acceptances thereby created for the Drawing Purchase Price; (ii) complete one or more Drafts in accordance with the Drawing Notice and purchase such Drafts for the Drawing Purchase Price; (iii) arrange for a Participant or Assignee to complete one or more Drafts in accordance with the Drawing Notice, to accept such Drafts and to purchase the Bankers' Acceptances thereby created for the Drawing Purchase Price; or (iv) arrange for a Participant or Assignee to complete one or more Drafts in accordance with the Drawing Notice and arrange for such Participant or Assignee to purchase such Drafts for the Drawing Purchase Price. In each case, upon receipt of such Drawing Purchase Price and upon fulfilment of the applicable conditions set forth in Article 6, the Agent shall make such funds available to the Borrower in accordance with Article 2.

         (3) The Borrower shall, at the request of a Lender, issue one or more non-interest bearing promissory notes (each a "BA EQUIVALENT NOTE"), in such form as such Lender may specify, in a principal amount equal to the Face Amount of, and in exchange for, any unaccepted Drafts which such Lender has purchased or has arranged to have purchased in accordance with Section 4.3(2).

         (4) Bankers' Acceptances purchased by a Lender, Participant or Assignee hereunder may be held by it for its own account until the contract maturity date or sold by it at any time prior thereto in any relevant market therefor in Canada, in such Person's sole discretion.

                  SECTION 4. PRESIGNED DRAFT FORMS. To enable the Lenders to make Drawings in the manner specified in this Article 4, the Borrower shall supply each Lender with such number of Drafts as such Lenders may reasonably request, duly endorsed and executed on behalf of the Borrower. Each Lender shall exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it. Each Lender will, upon request by the Borrower, promptly advise the Borrower of the number and designations, if any, of the uncompleted Drafts then held by it. The signature of any duly authorized officer of the Borrower on a Draft may be mechanically reproduced in facsimile and Drafts and Bankers' Acceptances bearing such facsimile signature shall be binding upon the Borrower as if they had been manually signed by such officer. Notwithstanding that any of the individuals whose manual or facsimile signature appears on any Draft as one of such officers may no longer hold office at the date thereof or at the date of its acceptance by the Lender hereunder or at any time thereafter, any Draft or Bankers' Acceptance so signed shall be valid and binding upon the relevant Borrower.

                  SECTION 5. PAYMENT, CONVERSION OR RENEWAL OF BANKERS' ACCEPTANCES. (1) Upon the maturity of a Bankers' Acceptance, Draft or BA Equivalent Note, the Borrower may (i) elect to issue a replacement Bankers' Acceptance, Draft or BA Equivalent Note by giving a Drawing Notice in accordance with Section 4.3(1);

(ii) elect to have all or a portion of the Face Amount of such Bankers' Acceptance, Draft or BA Equivalent Note converted to an Advance, by giving a Borrowing Notice in accordance with Section 3.2; or (iii) pay, on or before 2:00 p.m. (local time) on the maturity date for such Bankers' Acceptance, Draft or BA Equivalent Note, an amount in Canadian Dollars equal to the Face Amount of such Bankers' Acceptance, Draft or BA Equivalent Note (notwithstanding that a Lender or any Participant or Assignee may be the holder thereof at maturity). Any such payment shall satisfy the Borrower's obligations under the Bankers' Acceptances to which it relates and the relevant Lender shall thereafter be solely responsible for the payment of such Bankers' Acceptances.

         (2) If the Borrower fails to pay any Bankers' Acceptance when due, or to issue a replacement Bankers' Acceptance, Draft or BA Equivalent Note in the Face Amount of such Bankers' Acceptance, Draft or BA Equivalent Note pursuant to
Section 4.5(1), the unpaid amount due and payable in respect thereof shall be converted, as of such date, and without any necessity for the Borrower to give a Borrowing Notice in accordance with Section 3.2, to a Canadian Prime Rate Advance made by the Lenders rateably under the applicable Credit Facility and shall bear interest calculated and payable as provided in Article 3.

                  SECTION 6. CIRCUMSTANCES MAKING BANKERS' ACCEPTANCES UNAVAILABLE. (1) If a Lender determines in good faith, which determination shall be final, conclusive and binding upon the Borrower, and notifies the Agent and the Borrower that, by reason of circumstances affecting the money market, there is no market for Bankers' Acceptances, then,

         (a) the right of the Borrower to request a Drawing shall be suspended until such Lender determines that the circumstances causing such suspension no longer exist and such Lender so notifies the Agent and the Borrower; and

         (b) any Drawing Notice which is outstanding shall be cancelled and the Drawing requested therein shall not be made.

         (2) The Agent shall promptly notify the Borrower and the Lenders of the suspension of the Borrower's right to request a Drawing and of the termination of any such suspension.

                                    ARTICLE 5
                                LETTERS OF CREDIT

                  SECTION 1. LETTERS OF CREDIT. BT which has an Operating Commitment agrees, on the terms and conditions of this Agreement, to issue (or arrange for a Participant or Assignee to issue) Letters of Credit denominated in Canadian dollars, under the Operating Facility, for the account of the Borrower from time to time on any Business Day prior to the Relevant Repayment Date.

                  SECTION 2. PROCEDURE FOR ISSUE. (1) Each Issue shall be made on notice (an "ISSUE NOTICE") given by the Borrower to the Agent not later than 2:00 p.m. (Toronto time) on the number of days notice specified in Schedule 4. The Issue Notice shall be in substantially the form of Schedule 3A, shall be irrevocable and binding on the Borrower and shall specify (i) the requested date of Issue (the "Issue Date"), (ii) the Face Amount of each Letter of Credit,
(iii) the expiration date, and (iv) the name and address of the Beneficiary. The

Borrower shall not request a maturity date for a Letter of Credit which would be after the Relevant Repayment Date.

         (2) Not later than 2:00 p.m. (Toronto time) on the Issue Date, BT shall issue (or cause its Participants and Assignees to issue) a Letter of Credit completed in accordance with the Issue Notice in the appropriate form. Upon receipt of the Letter of Credit and upon fulfilment of the conditions set forth in Article 6, the Agent shall deliver the Letters of Credit to or to the order of the Borrower.

         (3) No Letter of Credit shall require that payment against a conforming draft be made on the same Business Day upon which the draft was presented, unless such presentation is made before 2:00 p.m. (Toronto time) on such Business Day.

         (4) Prior to the Issue Date, the Borrower shall provide a precise description of the documents and the verbatim text of any certificates to be presented by the Beneficiary which, if presented by the Beneficiary, would require a Lender, Participant or Assignee, as the case may be, to make payment under the Letter of Credit. BT, Participant or Assignee may require changes in any such document or certificate.

                  SECTION 3. FORM OF LETTERS OF CREDIT. Each Letter of Credit
(i) shall be dated the Issue Date, (ii) shall have an expiration date on a Business Day which occurs no later than the earlier of (x) one year after the Issue Date, and (y) the Relevant Payment Date; and (iii) shall comply with the definition of Letter of Credit.

                   SECTION 4 USE OF LETTERS OF CREDIT. The Borrower shall use Letters of Credit for the sole purpose of supporting (i) its day to day operating finance requirements, (ii) the Borrower's workers' compensation liabilities or directors' and officers' insurance, (iii) the obligations of third party insurers in any jurisdiction requiring third party insurers, (iv) Debt of the Borrower in respect of industrial revenue or development bonds or financings, or (v) performance, payment, deposit or surety obligations of the Borrower, in any case if required by Law or in accordance with custom and practice in its industry.

                  SECTION 5 REIMBURSEMENTS OF AMOUNTS DRAWN. (1) At or before 2:00 p.m. (Toronto time) on the date specified by a Beneficiary as a drawing date under a Documentary Credit, the Borrower shall pay to the Lenders an amount in same day funds equal to the amount to be drawn by the Beneficiary in Canadian dollars.

         (2) If the Borrower fails to pay to BT the amount drawn under any Letter of Credit, the unpaid amount due and payable shall, automatically as of such date, and without the necessity for the Borrower to give any Borrowing Notice pursuant to Section 3.2, be deemed to be a Canadian Prime Rate Advance advanced by BT upon the basis set out in Section 3.3 above.

                  SECTION 6 RISK OF LETTERS OF CREDIT. (1) In determining whether to pay under a Letter of Credit, BT, Participant and Assignee shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

         (2) The reimbursement obligation of the Borrower under any Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including
(i) any lack of validity or enforceability of a Letter of Credit, (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a Beneficiary or any transferee of a Letter of Credit, the Lender or any other Person, whether in connection with the Credit Documents, the transactions contemplated therein or any other transaction (including any underlying transaction between the Borrower and the Beneficiary), (iii) any draft, demand, certificate or any other document presented with a Letter of Credit proving to be forged, fraudulent or invalid or any statement in it being untrue or inaccurate, (iv) the existence of any act or omission or any misuse of, a Letter of Credit or misapplication of proceeds by the Beneficiary, including any fraud in any draft, demand, certificate or any other document presented with a Letter of Credit, (v) payment by BT under the Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of the Letter of Credit unless such payment constitutes fraud, gross negligence or wilful misconduct of BT, or (vi) the existence of a Default or Event of Default.

         (3) BT, Participant and Assignee shall be responsible for (i) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits under it or proceeds of it, in whole or in part, which may prove to be invalid or ineffective for any reason, (ii) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, telecopy or otherwise,
(iii) errors in interpretation of technical terms, (iv) any loss or delay in the transmission of any document required in order to make a drawing, and (v) any consequences arising from causes beyond the control of the Lender, including the acts or omissions, whether rightful or wrongful, of any Governmental Entity. None of the above shall affect, impair, or prevent the vesting of any of the BT's rights or powers under this Agreement. Any action taken or omitted by BT, Participant or Assignee under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put BT, Participant or Assignee under any resulting liability to the Borrower provided that BT, Participant or Assignee acts in accordance with the standards of reasonable care specified in the UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 Revision), ICC Publication 500 (or any replacement publication).

                  SECTION 7 FEES. (1) The Borrower shall pay to BT, a Fee equal to .125 of 1% per annum of its Face Amount, for the period during which a Letter of Credit is outstanding. Such Fee shall be calculated daily and payable in advance on the Issue Date in Canadian dollars and shall be non-refundable.

         (2) The Borrower shall pay to BT a Fee equal to 1.625% per annum for the period during which a Letter of Credit is outstanding. Such Fee shall be calculated, on a 365/366 day year basis based on the daily total utilization by the Borrower of its Working Capital Line to the extent it is supported by a Letter of Credit issued hereunder, and payable in arrears on the 15th day of each month with respect to the immediately preceding calendar month.

         (3) The Borrower shall pay to BT, upon the issuance, amendment or transfer of each Letter of Credit issued by BT and each drawing made thereunder, BT's standard and prevailing documentary and administrative charges for issuing, amending, transferring or drawing under, as the case may be,

Letters of Credit of similar amount, term and risk.

                  SECTION 8 REPAYMENTS. (1) If the Borrower shall be required to repay the Accommodations pursuant to Article 2 or Article 9, then the Borrower shall pay to BT, to the extent required in those Articles, an amount equal to BT's, Participant's or Assignee's contingent liability in respect of (i) any outstanding Letter of Credit, and (ii) any Letter of Credit which is the subject matter of any order, judgment, injunction or other such determination (a "JUDICIAL ORDER") restricting payment under and in accordance with such Letter of Credit or extending BT's, Participant's or Assignee's liability under such Letter of Credit beyond its stated expiration date. Payment in respect of each Letter of Credit shall be due in Canadian dollars.

         (2) BT, Participant or Assignee shall, with respect to any Letter of Credit, upon the later of:

                  (a) the date on which any final and non-appealable order, judgment or other such determination has been rendered or issued either terminating the applicable Judicial Order or permanently enjoining BT, Participant or Assignee from paying under such Letter of Credit; and

                  (b) the earlier of (i) the date on which either (x) the original counterpart of the Letter of Credit is returned to BT, Participant or Assignee for cancellation, or (y) BT, Participant or Assignee is released by the Beneficiary from any further obligations, and (ii) the expiry (to the extent permitted by any applicable Law) of the Letter of Credit, pay to the Borrower an amount equal to the difference between the amount paid to BT, Participant or Assignee pursuant to Section 5.8(1) and the amounts paid by BT, Participant or Assignee under the Letter of Credit.

                                    ARTICLE 6
                              CONDITIONS OF LENDING

                  SECTION 1 CONDITIONS PRECEDENT TO THE INITIAL ACCOMMODATION. The obligation of each Lender to make its initial Accommodation under the Credit Facilities on or after the date of this Amended and Restated Credit Agreement is subject to (i) the conditions precedent in Section 6.2; and (ii) the condition precedent that the Agent and the Lenders shall be satisfied with, or the Borrower and the Additional Loan Parties shall have delivered to the Agent, as the case may be, on or before the day of such initial Accommodation, the following, in form, substance and dated as of a date satisfactory to the Lenders and their counsel, registered, where applicable, as deemed appropriate by such counsel, and in sufficient quantities for each Lender:

         (a) a certified copy of (i) the charter documents and by-laws of the Borrower and each Additional Loan Party; (ii) the resolutions of the board of directors (or any duly authorized committee thereof) of the Borrower and of each of the Additional Loan Parties approving the borrowing and other matters contemplated by this Agreement and approving the entering into of all other Credit Documents to which it is a party and the completion of all transactions contemplated thereunder; and (iii) all other instruments evidencing necessary corporate action of the Borrower and the Additional Loan Parties and of required Authorizations, if any, with respect to such matters;

         (b) a certificate of an officer of the Borrower and each Additional Loan Party certifying the names and true signatures of its officers authorized to sign this Agreement and the other Credit Documents;

         (c) a certificate of status, compliance, good standing or like certificate with respect to the Borrower and each Additional Loan Party issued by the appropriate government officials of the jurisdiction of its incorporation and of each jurisdiction in which it owns any material assets or carries on any material business;

         (d) the Credit Documents;

         (e) favourable opinions of counsel to the Borrower and each of the Additional Loan Parties in the form and substance satisfactory to the Agent;

         (f) satisfactory review by the Agent of all corporate searches undertaken against the Borrower and each of the Additional Loan Parties;

         (g) evidence satisfactory to the Agent as to the shareholdings in the capital of the Borrower;

         (h) the Agent shall have received payment of all fees and reimburseable expenses to the date hereof;

         (i) the Agent shall be satisfied, acting reasonably, that no material adverse change in the financial condition, business, operations or otherwise of the Borrower, the Guarantor and their respective Subsidiaries, taken as a whole, has occurred;

         (j) pro-forma balance sheets of Holdco 1, Holdco 2 and the Guarantor provided under the certificate of an officer of the applicable corporation;

         (k) the Agent shall be satisfied in its sole judgment that all necessary actions have been taken to complete the Transaction, on terms satisfactory to the Agent, and the recapitalization of the Borrower and various subsidiaries and affiliates and shall be satisfied with the terms and conditions of all applicable documentation including the Ancillary Agreement and the Security Trust Indenture and any other documents entered into by BT in connection with this transaction;

         (l) satisfaction of the Agent and its legal counsel with the validity and enforceability of the Security Documents; and

         (m) such other closing documents, instruments and legal opinions in respect to the Transaction or otherwise as the Agent or its counsel may reasonably require.

                  SECTION 2. CONDITIONS PRECEDENT TO ALL ACCOMMODATIONS.
(1) The obligation of each Lender to make Accommodations or otherwise give effect to any Accommodation Notice hereunder shall be subject to the conditions precedent that on the date of such Accommodation Notice and Accommodation, and after giving effect thereto and to the application of any proceeds therefrom,
(i) in the case of Accommodations (other than conversions or renewals of Drawings under Section 4.5, the Continuing Representations are, subject to the next following sentence, true and correct on and as of such date, all as though made (unless such representation relates only to a specified date) on and as of such date; (ii) no event or condition has occurred and is continuing, or would result from such Accommodation or giving effect to such Accommodation Notice, which constitutes a Default or an Event of Default; and
(iii) such Accommodation, or otherwise giving effect to such Accommodation Notice, will not violate any applicable Law then in effect. If a Continuing Representation not qualified by a Material Adverse Effect standard is not true and correct for the purposes of this Section 6.2, the condition precedent described in item (i) above shall be deemed to have been satisfied provided that no event or circumstance has arisen subsequent to the Closing Date which would result in such Continuing Representation not being true and correct and which could reasonably be expected to have a Material Adverse Effect on and as of such date, as though made (unless such representation relates only to a specified date) on and as of such date.

         (2) Each of the giving of any Accommodation Notice by the Borrower and the acceptance by the Borrower of any Accommodation shall be deemed to constitute a representation and warranty by the Borrower that, on the date of such Accommodation Notice or Accommodation, as the case may be, and after giving effect thereto and to the application of any proceeds therefrom, the statements set forth in Section 6.2(1) are true and correct.

                  SECTION 3 ACQUISITION FACILITY. The obligation of the Lenders to make Accommodations under the Acquisition Facility shall, in addition to the conditions precedent set out in Sections 6.1 and 6.2 hereof, be subject to the additional conditions precedent that on or prior to the date of any proposed Qualifying Acquisition:

         (a) if the proposed Qualifying Acquisition is for the purchase of shares of a corporation representing less than 100% of the issued and outstanding shares of such corporation, the Borrower shall have provided to the Agent a confirmation, signed by an officer acceptable to the Agent, certifying that the Qualifying Shareholder Arrangements are, or within 30 days of the Closing Date of such acquisition, shall be, in place in respect of such corporation and shall deliver to the Agent, as soon as reasonably possible thereafter, a certified copy of such Qualifying Shareholder Arrangements;

         (b) the Borrower shall have provided to the Agent for the benefit of the Lenders (x) in the case of a proposed acquisition of assets other than shares in the capital of a corporation, a first ranking Security Interest on the assets being acquired subject to Permitted Encumbrances, if any, Encumbrances which may be consented to by the Agent, acting reasonably, and Encumbrances on real property being acquired pursuant to such Qualifying Acquisition which are uneconomic to discharge (provided that the aggregate of the Debt incurred in respect of the Accommodation under the Acquisition Facility used to finance such acquisition and the Debt related to such Encumbrances is not greater than 5.0 x Target EBITDA) and, (y) in the case of a proposed acquisition of assets comprising shares in the capital of a corporation, (i) an unconditional guarantee of the corporation being acquired of all of the obligations of the Borrower under the Credit Documents or, in the case of the acquisition of a corporation incorporated other than under the laws of Canada or under the laws of a province where, in each case, the ability of such corporation to grant a full and unconditional guarantee the obligations of the Borrower under the Credit Documents is restricted, a guarantee of such corporation of the obligations of the Borrower under the Credit Documents to the Lenders limited to a maximum amount which such corporation has the power and authority to guarantee; (ii) a first ranking Security Interest securing the obligations of such corporation under such guarantee on all of the assets of the acquired corporation, subject to Permitted Encumbrances, if any, Encumbrances which may be consented to by the Agent, acting reasonably, and Encumbrances on real property being acquired pursuant to such Qualifying Acquisition which is uneconomic to discharge (provided that the aggregate of the Debt incurred in respect of the Accommodation under the Acquisition Facility used to finance such acquisition and the Debt related to such Encumbrances is not greater than 5.0 x Target EBITDA); and (iii) a pledge of such shares, all in form and substance satisfactory to the Agent, acting reasonably in all cases, together with an opinion satisfactory to the Agent, acting reasonably;

         (c) the Borrower shall have provided a certificate of an officer of the Borrower as contemplated by the definition of Target EBITDA;

         (d) no Default or Event of Default shall have occurred or be continuing or will result after giving effect to the proposed acquisition, and without limiting the generality of the foregoing, after completion of any proposed acquisition, the Borrower will remain in compliance with the provisions of
Section 8.3;

         (e) the Borrower shall have delivered to the Agent with respect to and as it relates to the Persons involved in the Qualifying Acquisition, the documents set forth in Section 6.1(a), (b) and (c); and

         (f) the Borrower shall have delivered to the Agent (i) environmental audits as may be reasonably required by the Agent; (ii) landlord consents and acknowledgements for all Leases, other than Leases entered into in connection with the operation of parking lots, in form and substance satisfactory to the Agent, acting reasonably, if any, as may be required by the Agent; and (iii) non-disturbance agreements from any mortgagees registered on title to any real property owned by the corporation, the assets or shares of which are being acquired by the Borrower.

                  SECTION 4. NO WAIVER. The making of an Accommodation or otherwise giving effect to any Accommodation Notice hereunder, without the fulfilment of one or more conditions set forth in Section 6.1, 6.2 or 6.3, shall not constitute a waiver of any such condition and the Agent and the Lenders reserve the right to require fulfilment of such condition in connection with any subsequent Accommodation Notice or Accommodation.

                                   ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

                  SECTION 1. REPRESENTATIONS AND WARRANTIES. Each of the Borrower and Guarantor represents and warrants with respect to itself and its Subsidiaries to each Lender, acknowledging and confirming that each Lender is relying thereon without independent inquiry in entering into this Agreement and providing Accommodations hereunder, that:

         (a) INCORPORATION AND QUALIFICATION. Each of the Borrower, Guarantor and the other Additional Loan Parties is a corporation duly incorporated and validly existing under the laws of the jurisdictions as set forth in Schedule 18 and is duly qualified, licensed or registered to carry on business under the Laws applicable to it in all jurisdictions in which the nature of its Assets or business makes such qualification necessary except where failure to be so qualified would not have a Material Adverse Effect.

         (b) CORPORATE POWER. The Borrower, Guarantor and each of the other Additional Loan Parties have all requisite corporate power and authority to (i) own and operate its properties and Assets and to carry on its business as now being conducted by it; and (ii) to enter into and perform its obligations under this Agreement and the other Credit Documents to which it is a party.

         (c) CONFLICT WITH OTHER INSTRUMENTS. The execution and delivery of the Credit Documents by the Borrower, Guarantor and each other Additional Loan Party which is a party thereto and the performance by the Borrower and each Additional Loan Party of their respective obligations thereunder and compliance with the terms, conditions and provisions thereof, will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of (t) its constating documents or by-laws, (u) any applicable law, rule or regulation having the force of Law where failure to comply would have a Material Adverse Effect, (v) any contractual restriction binding on or affecting it or its properties where failure to comply would have a Material Adverse Effect, or (w) any judgment, injunction, determination or award which is binding on it; or (ii) result in, require or permit (x) the imposition of any Encumbrance (other than a Permitted Encumbrance) in, on or with respect to the properties now owned by it (other than pursuant to the Security Documents), (y) the acceleration of the maturity of any Debt of the Borrower or any Additional Loan Party binding on or affecting it, or (z) any third party to terminate or acquire rights under any Material Agreement.

         (d) AUTHORIZATION, GOVERNMENTAL APPROVALS, ETC. The execution and delivery of each of the Credit Documents by the Borrower, Guarantor and each other Additional Loan Party which is a party thereto and the performance by the Borrower, Guarantor and each other Additional Loan Party of their respective obligations hereunder and thereunder have been duly authorized by all necessary corporate action and no Authorization, under any applicable Law, and no registration, qualification, designation, declaration or filing with any Governmental Entity, is or was necessary in connection with the execution of the Credit Documents or the performance thereof, except (i) such Authorizations as have been obtained and are in full force and effect, unamended, at the date hereof and (ii) where failure to obtain such Authorization would not have a Material Adverse Effect.

         (e) EXECUTION AND BINDING OBLIGATION. This Agreement and the other Credit Documents have been duly executed and delivered by the Borrower, Guarantor and each other Additional Loan Party which is a party thereto and constitute legal, valid and binding obligations of the Borrower, Guarantor and each other Additional Loan Party which is a party thereto, enforceable against it in accordance with their respective terms, subject to (i) applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium or creditors' rights generally; and (ii) the discretion that a court may exercise in the granting of equitable remedies.

         (f) CONDUCT OF BUSINESS. Since the date of the last audited statements of the Borrower, the Business has been carried on in the ordinary course.

         (g) LOCATION OF BUSINESS. Except as notified to the Agent, the only jurisdictions (or registration districts within such jurisdictions) in which the Borrower or any of its Subsidiaries has any place of business or stores any tangible personal property having a value in excess of $50,000 are as set forth in Schedule 7.

         (h) AUTHORIZATIONS, ETC. The Borrower, Guarantor and each of their respective Subsidiaries possess all Authorizations of federal, provincial and local governments and regulatory authorities as may be necessary to properly conduct the Business, except where the failure to obtain such Authorizations would not have a Material Adverse Effect.

         (i) TRADEMARKS, PATENTS, ETC. To the best knowledge of the Borrower and Guarantor, the Borrower, Guarantor and each of their respective Subsidiaries possesses all the trademarks, trade names, copyrights, patents, licences, or rights in any thereof, material to the conduct of the Business as now conducted and presently proposed to be conducted. To the best knowledge of the Borrower and Guarantor, neither it nor any of its Subsidiaries is infringing or, as of the date hereof, is alleged to be infringing on the rights of any Person with respect to any patent, trademark, trade name, copyright (or any application or registration respecting any thereof), discovery, improvement, process, formula, know-how, data, plan, specification, drawing or the like.

         (j) OWNERSHIP OF PROPERTY. (A) Each of the Borrower, Guarantor and their respective Subsidiaries owns all of its Assets with good and marketable title thereto, free and clear of all Encumbrances, except for Permitted Encumbrances. (B) None of the Borrower, Guarantor or any of their respective Subsidiaries owns any real property other than the Owned Properties and is not bound by any agreement to own or lease any real property except for the Leases and except as disclosed quarterly in the Compliance Certificate.

         (k) LEASED PROPERTIES. Each Lease in respect of the Leased Properties, as it applies to the Borrower, Guarantor or any of their respective Subsidiaries, is in good standing in all material respects and all material amounts owing thereunder having been paid by the Borrower, Guarantor or their respective Subsidiaries.

         (I) USE OF LANDS. Except as set forth in Schedules 9 and 10, respectively, the uses to which the Owned Properties and, to the actual knowledge of the Borrower or Guarantor, the Leased Properties have been put are not in material breach of any Environmental Laws or other Laws or official plans.

         (m) WORK ORDERS. There are no outstanding work orders requiring, in aggregate, expenditures exceeding $50,000 relating to the Owned Properties from or required by any police or fire department, sanitation, health, environmental or factory authorities or from any other federal, provincial or municipal authority, nor are any matters relating to the Owned Properties under discussion with any such departments or authorities relating to work orders which could reasonably be expected to result in expenditures exceeding $50,000.

         (n) EXPROPRIATION. As at the date hereof, no part of the Owned Properties or the Buildings and Fixtures located thereon has been taken or expropriated by any federal, provincial, municipal or other competent authority nor has any written notice or proceeding in respect thereof been delivered to the Borrower, Guarantor or any of their respective Subsidiaries nor is the

Borrower or Guarantor aware of any intent or proposal to give any such notice or commence any proceedings.

         (o) ENCROACHMENTS. Except for Permitted Encumbrances or as specified in
Schedule 9, to the knowledge of the Borrower or Guarantor, the Buildings and Fixtures are located entirely within the Owned Properties in conformity with applicable set-back and coverage requirements and no dwellings of abutting owners encroach upon the Owned Properties.

         (p) COMPLIANCE WITH LAWS. The Borrower, Guarantor and their respective Subsidiaries are in compliance with all applicable Laws, non-compliance with which would result in a Material Adverse Effect.

         (q) NO DEFAULT. Neither the Borrower, Guarantor nor any of their respective Subsidiaries is in violation of its constating documents or by-laws.

         (r) NO VIOLATION OF AGREEMENTS. None of the Borrower, Guarantor or any of their respective Subsidiaries is in material default under any indenture, mortgage, deed of trust or other similar instrument to which it is a party or by which it or any of its property may be bound.

         (s) SUBSIDIARIES, ETC. The only Subsidiaries of the Borrower and Guarantor are set forth in Schedule 12. The only Subsidiaries which have net asset values or revenues, in either case, greater than $50,000 are Additional Loan Parties. Such Subsidiaries are wholly-owned except as set out in Schedule 12, and no other Person has any interest in any of the Subsidiaries that is not disclosed in Schedule 12. Except for those affiliates of the Borrower and Guarantor set forth on Schedule 12 which are not Subsidiaries of the Borrower and Guarantor, neither the Borrower nor Guarantor does owns or holds any shares of, or any other interest in, any other Person other than Permitted Marketable Shares.

         (t) NO BURDENSOME AGREEMENTS. Neither the Borrower, Guarantor nor any of their respective Subsidiaries is a party to any agreement or instrument or subject to any restriction (including any restriction set forth in its constating documents or by-laws) which could reasonably be expected to have a Material Adverse Effect.

         (u) NO LITIGATION. As of the closing date, all material actions, suits and proceedings to which the Borrower, Guarantor or any of their respective Subsidiaries are a party and for which the Borrower, Guarantor or any of their Subsidiaries has been served notice are set forth on Schedule 19. Except as disclosed in Schedule 19, there are no actions, suits or proceedings pending, taken or, to the Borrower's or Guarantor's knowledge, threatened, before or by any Person in Canada or elsewhere, whether or not having the force of law, and to the actual knowledge of the Borrower and Guarantor no law or regulation which may affect the Borrower, Guarantor or any of their respective Subsidiaries has been enacted, promulgated or applied which challenges, or to the actual knowledge of the Borrower and Guarantor, has been proposed, which may challenge the validity of the transactions contemplated under the Credit Documents or which could be reasonably anticipated to have a Material Adverse Effect.

         (v) EXISTING SECURITY INTERESTS. The Existing Security Interests relate solely to (i) Purchase Money Mortgages; (ii) the Owned Properties; and
(iii) as otherwise described in Schedule 11.

         (w) PENSION PLANS. Neither the Borrower, Guarantor nor any of their respective Subsidiaries has ever maintained or contributed to any pension plans or beneficial plans including, without limitation, (i) a multi-employer plan as defined under Section 3(37) of ERISA; (ii) a defined benefit plan as defined under Section 3(35) of ERISA; or (iii) a plan to which Section 302 of ERISA or
Section 417 of the Internal Revenue Code of the United States of America applies.

         (x) MATERIAL AGREEMENTS. Neither the Borrower, Guarantor nor any of their respective Subsidiaries is a party or otherwise subject to or bound or affected by any agreement or instrument which is material to the Business, operations, results of operations, assets, liabilities or financial condition of the Borrower, Guarantor or any of their respective Subsidiaries taken as a whole ("MATERIAL AGREEMENT") except as set out in Schedule 13 or as notified to the Agent. Except as set forth in Schedule 13 or as notified to the Agent, all such Material Agreements are in full force and effect, unamended, and none of the Borrower, Guarantor or any such Subsidiary, or to the best of the Borrower's or Guarantor's knowledge, any other party to any Material Agreement is in material default with respect thereto.

         (y) BOOKS AND RECORDS. All books and records of the Borrower, Guarantor and their respective Subsidiaries have been fully, properly and accurately kept and completed in accordance with Generally Accepted Accounting Principles and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Borrower's, Guarantor's and their respective Subsidiaries' records, systems, controls, data or information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the direct control of the Borrower in all material respects.

         (z) TAX LIABILITY. Except as disclosed in Schedule 14, the Borrower, Guarantor and each of their respective Subsidiaries has filed all tax returns which are required to be filed and has paid all taxes, interest and penalties, if any, which have become due pursuant to such returns or pursuant to any assessment received by it and adequate provision for payment has been made for taxes not yet due.

         (aa) CORPORATE STRUCTURE. Except as notified to the Agent, the only shareholders of the Borrower, Guarantor and their respective Subsidiaries are as set forth in Schedule 12. Schedule 12 hereto sets forth the complete particulars at the date hereof of (i) such shareholders; and (ii) the interest of each shareholder in the Borrower, Guarantor and their respective Subsidiaries. Except as described in Schedule 12, none of the shareholders is a party to any shareholders or other agreement relating to the shares owned by such shareholder in the Borrower, Guarantor or any of their respective Subsidiaries.

         (ab) DISCLOSURE. All (i) forecasts and projections supplied to the Agent by or on behalf of the Borrower and Guarantor were prepared in good faith, adequately disclosed all assumptions relevant thereto and are reasonable estimates (at the date hereof) of the prospects for the Borrower's Business and the Guarantor's Business respectively; and (ii) other written information heretofore supplied to the Agent and the Lenders by or on behalf of the Borrower and Guarantor is true and accurate in all material respects. There is no fact known to the Borrower or Guarantor which has not been fully disclosed to the Agent which has had or is reasonably likely to have a Material Adverse

Effect. There is no change in the business and affairs of the Borrower, Guarantor or any of their respective Subsidiaries which could reasonably be anticipated to have a Material Adverse Effect since the date of the last financial statements delivered to the Lenders.

         (ac) COMPLIANCE WITH ENVIRONMENTAL LAWS. To the actual knowledge of the Borrower and Guarantor, respectively, the Borrower's Business and the Guarantor's Business have always been and are now being operated, and the Owned Properties, Leased Properties and other Assets are now and have always been used by the Borrower, Guarantor and their respective Subsidiaries in material compliance with all Environmental Laws. Neither the Borrower, Guarantor nor any of their respective Subsidiaries nor any of their directors or officers, in such capacity, has ever (i) been convicted of any offense for non-compliance with any Environmental Laws; (ii) been fined or otherwise penalized for non-compliance with Environmental Laws; or (iii) settled any prosecution in respect thereof prior to conviction. Without limiting the generality of the foregoing:

         (1) ENVIRONMENTAL PERMITS. The Borrower, Guarantor and each of their respective Subsidiaries holds, and has conducted and is now conducting its business and undertaking in material compliance with, all material Environmental Permits. All Environmental Permits are (i) listed in Schedule 8; and (ii) valid and in full force and effect and no proceeding is pending or to the actual knowledge of the Borrower, Guarantor or any of their respective Subsidiaries is threatened which will review, make subject to limitations or conditions, suspend, revoke, terminate or limit any of such Environmental Permits.

         (2) DEALING WITH SUBSTANCES. Neither the Borrower, Guarantor nor any of their respective Subsidiaries has used any of the Owned Properties, Leased Properties or other Assets or permitted them to be used to generate, manufacture, refine, treat, transport, store, handle, recycle, dispose of, deposit, transfer, produce or process Hazardous Substances or wastes, except in material compliance with all Environmental Laws.

         (3) ENVIRONMENTAL REPORTS. The Borrower, Guarantor and each of their respective Subsidiaries has made all substantive reports required by Environmental Laws to all appropriate Governmental Entities on the happening of all events which are required to be so reported pursuant to Environmental Laws. The Agent and the Lenders have been provided with correct and complete copies of all such substantive reports and correspondence relating thereto.

         (4) RECORD KEEPING. To the extent responsible for record keeping, the Borrower, Guarantor and each of their respective Subsidiaries has in all material respects maintained all environmental and operating documents and records relating to the Owned Properties, Leased Properties and other Assets and the Business in the manner and for the periods required by all Environmental Laws.

         (ad) ENVIRONMENTAL LIABILITIES. Neither the Borrower, Guarantor nor any of their respective Subsidiaries has incurred or is incurring any material liability pursuant to any Environmental Law. There is no past or present fact, condition or circumstance relating to the Owned Properties, the other Assets or the Business or, to the Borrower's or Guarantor's actual knowledge, the Leased Properties, that could result in any material liability under any Environmental

Laws in force as of the date this representation and warranty is given or renewed by the Borrower.

         (ae) DISCLOSURE REGARDING PROPERTIES. To the actual knowledge of the Borrower or Guarantor, none of the Owned Properties, Leased Properties or other Assets or any other property currently or formerly owned or leased by or under the charge, management or control of the Borrower, Guarantor or any of their respective Subsidiaries or their agents and employees (i) has ever been used by any Person as a landfill site, a waste disposal site, or as a location for the disposal of Hazardous Substances or waste; (ii) has ever had asbestos, PCB waste, radioactive substances or underground storage vessels, active or abandoned, located thereon; or (iii) has ever been subject to a material Release of any Hazardous Substance by, or caused or permitted by, the Borrower, Guarantor or any of their respective Subsidiaries.

         (af) REMEDIAL ACTION. No Remedial Action is presently being taken by the Borrower, Guarantor or any of their respective Subsidiaries and no Environmental Notice has been received by the Borrower, Guarantor or any of their respective Subsidiaries nor to the actual knowledge of the Borrower or Guarantor are there any grounds which could reasonably be expected to give rise to an Environmental Notice that any Remedial Action is required to be taken by the Borrower, Guarantor or any of their respective Subsidiaries as a condition of continued compliance by the Borrower, Guarantor or any of their respective Subsidiaries with any Environmental Permits or Environmental Laws.

                  SECTION 2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties herein set forth or contained in any certificates or documents delivered to the Agent and the Lenders pursuant hereto shall not merge in or be prejudiced by and shall survive any Accommodation hereunder and shall continue in full force and effect so long as any amounts are owing by the Borrower to the Lenders hereunder.

                                    ARTICLE 8
                                    COVENANTS

                  SECTION 1. AFFIRMATIVE COVENANTS. So long as any amount owing hereunder remains unpaid or any Lender has any obligation to the Borrower under this Agreement, and unless consent is given in accordance with Section 11.1 hereof, the Borrower and the Guarantor shall:

         (a) FINANCIAL REPORTING. Furnish to the Agent (with sufficient copies for each of the Lenders) (i) as soon as practicable and in any event within 45 days after the end of each of the first three Financial Quarters in each Financial Year (y) a consolidated balance sheet of Holdco 1, Holdco 2, the Borrower, Guarantor and their respective Consolidated Subsidiaries as of the end of such Financial Quarter, and (z) the related consolidated statements of earnings and changes in financial position for such Financial Quarter and for the period commencing at the end of the previous Financial Year and ending with the end of such Financial Quarter; in each case (except for the statement of changes in financial position) setting forth in comparative form the figures for the corresponding Financial Quarter and corresponding portion of the previous Financial Year; (ii) as soon as practicable and in any event within 120 days after the end of each Financial Year, a copy of the audited consolidated financial statements of the Borrower, Guarantor and their respective Consolidated Subsidiaries for such Financial Year reported on by the Borrower's independent auditors and unaudited consolidated financial statements of Holdco 1 and Holdco 2; (iii) as soon as practicable and in any event no more than 30 days prior to the end of each Financial Year of the Borrower, consolidated financial projections, including the balance sheet, income statement and cash flow statements for each of the next 12 months of the next Financial Year together with the detailed budget for such Financial Year providing supplementary detailed schedules as necessary and required by the Agent; and (iv) together with each such delivery of financial statements, a Compliance Certificate.

         (b) ENVIRONMENTAL REPORTING. Promptly, and in any event within 10 days of each occurrence, (i) notify the Agent of any proceeding or order before any Governmental Entity requiring the Borrower, Guarantor or their respective Subsidiaries to comply with or take action under any Environmental Laws where such compliance or action requires expenditures in the amount of Cdn. $500,000 or more, the violation thereof involves the possibility of the imposition of a fine or fines aggregating Cdn. $500,000 or more or the closing of any property referred to in Schedule 9 or 10 for a period in excess of 48 hours where such closure would have a Material Adverse Effect; and (ii) notify the Agent of any material occurrence relating to environmental matters that does not require notification under (i) above, together with each delivery of financial statements pursuant to Section 8.1(a). Such material occurrences shall include occurrences where any of the Borrower, Guarantor or their respective Subsidiaries (iii) receives a written notice or claim to the effect that the Borrower, Guarantor or any of their respective Subsidiaries is liable to any Person as a result of the Release or threatened Release of any Hazardous Substance into the environment in, on, under or adjacent to the Owned Properties or Leased Properties; (iv) receives any written notice that the Borrower, Guarantor or any of their respective Subsidiaries is subject to investigation by any Governmental Entity evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Hazardous Substance into the environment in, on, under or adjacent to the Owned Properties or Leased Properties; (v) receives any written notice that all or any portion of the Owned Properties or Leased Properties is subject to an order or a Security Interest under or pursuant to any Environmental Law; (vi) receives any written notice of a condition with respect to the Owned Properties or Leased Properties which might reasonably result in a notice of violation by the Borrower, Guarantor or any of their respective Subsidiaries of any Environmental Law; (vii) receives any written notice of the commencement of any judicial or administrative proceeding alleging a violation by the Borrower, Guarantor or any of their Subsidiaries of any Environmental Law with respect to the Owned Properties or Leased Properties; or (viii) undertakes any activities as a result of new or proposed changes to any existing Environmental Law that could have a material adverse effect on the condition of the Borrower, Guarantor or any of their respective Subsidiaries.

         (c) ADDITIONAL REPORTING REQUIREMENTS. Deliver to the Agent (with sufficient copies for each of the Lenders) (i) as soon as possible, and in any event within five days after the occurrence of each Default or Event of Default, a statement of the chief financial officer or chief operating officer of the Borrower or any other officer acceptable to the Agent setting forth the details of such Default or Event of Default and the action which the Borrower or Guarantor, as the case may be, proposes to take or has taken with respect thereto; (ii) promptly notify the Agent in writing of any default, or event, condition or occurrence which with notice or lapse of time, or both, would constitute a default under any agreement in respect of Debt to which the Borrower, Guarantor or any of their respective Subsidiaries is a party and under which the Borrower, the Guarantor or any such Subsidiary owes (contingently or otherwise) at least Cdn. $500,000 (or the equivalent amount in any other currency); (iii) from time to time upon request of the Agent, evidence of the maintenance of all insurance required to be maintained by Section 8.1(m), including such originals or copies as the Agent may request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments; (iv) promptly upon the issuance thereof, copies of all notices, reports, press releases, circulars, offering documents and other documents filed with, or delivered to, the British Columbia Securities Commission or to a similar Governmental Entity in any other jurisdiction with respect to the Borrower, Guarantor or any of their respective Subsidiaries; (v) such information as the Agent may require, provided by the lender of the Working Capital Line, to enable the Agent to calculate the Fee referred to in Section 5.7(2) above on a monthly basis; and (vi) such other information respecting the condition or operations, financial or otherwise, of the Business, the Borrower, Guarantor or any of their Subsidiaries as the Agent, on behalf of the Lenders, may from time to time reasonably request.

         (d) CORPORATE EXISTENCE. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence except for Subsidiaries having an asset value and gross revenues, in each case, of less than $50,000.

         (e) COMPLIANCE WITH LAWS, ETC. Comply, and cause each of its Subsidiaries to comply, with the requirements of all applicable Laws, non-compliance with which would cause a Material Adverse Effect.

         (f) STATUS OF ACCOUNTS AND COLLATERAL. With respect to the Collateral
(i) immediately notify the Agent if any account in excess of Cdn. $100,000 arises out of contracts with any Governmental Entity, and execute any instruments and take any steps reasonably required by the Majority Lenders in order that all moneys due or to become due with respect to any such Account shall be assigned to the Lenders and notice thereof be given to any such Governmental Entity; and (ii) report immediately to the Agent any matters materially adversely affecting the value, enforceability or collectibility of any material portions of the Collateral

         (g) CREDIT POLICY AND ACCOUNTS RECEIVABLE. Maintain, at all times, credit policies consistent with good business practices, adhere to such policies and collect, and cause each of its Subsidiaries to collect, accounts receivable in the ordinary course of business.

         (h) CONDUCT OF BUSINESS. Conduct, and cause each of its Subsidiaries to conduct, in each Financial Year, no other business other than the Business.

         (i) MAINTENANCE OF PROPERTIES, ETC. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its and their properties used or useful in the Business in all material aspects in good repair, working order and condition (reasonable wear and tear excepted), and in material compliance with Environmental Laws and, from time to time, make all needed and proper repairs, renewals, replacements, additions and improvements thereto, so that the Business may be properly and advantageously conducted at all times in accordance with prudent business management.

         (j) AUDITORS. Appoint and maintain as its auditors a firm of national standing.

         (k) PAYMENT OF TAXES AND CLAIMS. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent,
(i) all taxes, assessments and governmental charges or levies imposed upon it or upon the Assets or upon its Subsidiaries; and (ii) all lawful Claims which, if unpaid, might by Law become an Encumbrance (other than a Permitted Encumbrance) upon the Assets, except any such tax or Claim which is being contested in good faith and by proper proceedings.

         (l) VISITATION AND INSPECTION. During business hours and upon reasonable written notice, permit each Lender to visit the properties of the Borrower or any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower or any of its Subsidiaries with the officer appointed as (or performing the functions of) the chief financial officer thereof.

         (m) MAINTENANCE OF INSURANCE. Maintain, in respect of itself and each of its Subsidiaries, insurance at all times with responsible insurance carriers in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiaries, as the case may be, operate, such policies to show the Agent and the Lenders as loss payees or additional insureds, as their interests may appear thereof under a mortgage clause, where applicable, in a form approved by the Insurance Bureau of Canada and as soon as practicable after written request from the Agent, furnish or cause to be furnished evidence thereof to the Agent. Schedule 6 sets forth a complete list of the insurance policies carried with respect to the Borrower and its Subsidiaries as of the Closing Date.

         (n) FURTHER ASSURANCES. At its cost and expense, upon request of the Agent, duly execute and deliver or cause to be duly executed and delivered to the Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Agent to carry out more effectually the provisions and purposes of the Credit Documents.

         (o) IMPERIAL PARKING (TAIWAN) LIMITED. Cause Imperial Parking (Taiwan) Limited to grant to the Agent a guarantee and security therefor in form and substance satisfactory to the Agent, acting reasonably, and deliver such documentation as the Agent may reasonably request in connection with such guarantee and security if the sale of the shares of Imperial Parking (Taiwan) Limited is not completed prior to May 14, 1997.

                  SECTION 2. NEGATIVE COVENANTS. So long as any amount owing hereunder remains unpaid or any Lender has any obligation to the Borrower under this Agreement and, unless consent is given in accordance with Section 11.1 hereof, neither the Borrower nor Guarantor shall:

         (a) DEBT. Create, incur, assume or suffer to exist or permit any of its Subsidiaries to create, incur, assume or suffer to exist any Debt other than (i) Debt to the Lenders hereunder; (ii) Debt incurred in respect of one or more Purchase Money Mortgages up to an aggregate outstanding amount, at any time, of Cdn. $1,000,000 (or the equivalent amount in any other currency); (iii) Permitted Indebtedness; (iv) subject to Section 8.2(t), FUR Subordinated Debt;
(v) Debt incurred with respect to performance bonds posted, in the ordinary course of the Business; (vi) Debt Guaranteed by the Borrower of the obligations of employees in connection with the purchase of shares in the capital of the Borrower in an amount not to exceed $2,000,000; and (vii) Debt incurred with respect to the Working Capital Line up to a maximum of $6,500,000 Cdn.

         (b) ENCUMBRANCES. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Encumbrance on any of their respective Assets, other than Permitted Encumbrances.

         (c) MERGERS, ETC. Subject to the next following sentence, enter into, or permit any of its Subsidiaries to enter into, any transaction (whether by way of reconstruction, reorganization, consolidation, amalgamation, winding-up, merger, transfer, sale, lease or otherwise) whereby all or any substantial part of its undertaking or Assets would become the property of any other Person; provided however that the Borrower, Guarantor and any other Additional Loan Party other than Excluded Loan Parties may enter into any such transaction with each other.

         (d) DISPOSAL OF ASSETS GENERALLY. Sell, exchange, lease, release or abandon or otherwise dispose of, or permit any of its Subsidiaries to sell, exchange, lease, release or abandon or otherwise dispose of any Assets to any Person other than (i) any bona fide sales, exchanges, leases, abandonments or other dispositions in the ordinary course of business, for the purpose of carrying on the Business; (ii) property or Assets which have no material economic value in the Business or are obsolete; (iii) assets having a fair market value of not greater than $100,000 in the aggregate in any Financial Year; and (iv) assets, including shares of Subsidiaries which are not Additional Loan Parties provided that 100% of the net proceeds of such dispositions are applied forthwith as a prepayment of Accommodations Outstanding under the Term Facility.

         (e) TRANSACTIONS WITH INSIDERS. Directly or indirectly (i) purchase, acquire or lease any material property from; (ii) sell, transfer or lease any material property to; or (iii) permit any of its Subsidiaries to purchase, acquire or lease any material property from, or sell, transfer or lease any material property to, any Person not at Arm's Length with the Borrower, Guarantor or any of their respective Subsidiaries, except at prices and on terms not less favourable to the Borrower, Guarantor or such Subsidiary, as the case may be, than those which would have been obtained in an Arm's Length transaction with an Arm's Length purchaser; provided that the Borrower and its Subsidiaries, may (iv) make financial accommodations for employees in connection with housing loan programs, stock option or purchase plans or other similar employee benefit programs; and (v) in the case of the Borrower or any Additional Loan Party other than Excluded Loan Parties, enter into such transactions with each other, subject to, in each case, the provisions of Section 8.2(i).

         (f) CHANGE IN BUSINESS. Make, or permit any of its Subsidiaries to make, any material change in the nature of the Business.

         (g) SHARE CAPITAL. Issue, or permit any of its Subsidiaries to issue, any shares, or any options, warrants or securities convertible into shares, except in the case of the Subsidiaries of the Borrower, to the Borrower or to an Additional Loan Party other than Excluded Loan Parties.

         (h) DISTRIBUTIONS. Declare, make or pay, or permit any of its Subsidiaries to declare, make or pay, any Distributions, except (i) directors' fees in an aggregate amount not to exceed $30,000; (ii) performance bonuses paid by the Borrower, Guarantor or any of their respective Subsidiaries in the ordinary course of business as part of remuneration for services rendered at fair market value; (iii) Distributions by an Additional Loan Party or by the Borrower to the Borrower or to an Additional Loan Party other than Excluded Loan Parties; (iv) payments made under management or employment agreements entered into by the Borrower, Guarantor or any of their respective Subsidiaries with senior employees in the ordinary course of business; (v) loans made to employees as specified in Section 8.2(e)(iv); (vi) non-cash dividend payments to Onex on the Borrower's outstanding non-voting common shares held by Onex made by way of the issue of additional non-voting common shares, provided that such additional shares have the same characteristics as the non-voting common shares held by Onex on the date of this Agreement; and (vii) cash interest payments on account of the FUR Subordinated Debt in amounts permitted pursuant to Section 8.2(t).

         (i) INVESTMENTS. Make any loans, incur any obligations (contingent or otherwise), or make any investments in any Person or permit any of its Subsidiaries to do the same, except for (i) foreign currency hedges, interest rate swaps or similar interest rate and currency hedging obligations or agreements in the ordinary course of good financial management; (ii) indebtedness and obligations incurred in the ordinary course of business and Debt permitted under Sections 8.2(a); (iii) those investments contemplated to be made under the Acquisition Facility in accordance with Section 2.3(3); (iv) Permitted Marketable Securities; (v) loans permitted under Section 8.2(e) or
(h); (vi) any investment which is covered by paragraph (iii) of the "Qualifying Acquisition" definition above; or (vii) inter-company loans to or investments in
(x) an Additional Loan Party other than Excluded Loan Parties where, in each case, such Additional Loan Party is not located outside of Canada; (y) an Additional Loan Party other than Excluded Loan Parties where, in each case, such Additional Loan Party is located in the United States, provided that such inter-company loans are evidenced by a promissory note assigned to the Agent as security; and (z) other Consolidated Subsidiaries provided that in connection with any inter-company loans, such Subsidiaries have executed and delivered to the Agent guarantees of all of the obligations of the Borrower under this Agreement and/or the other Credit Documents and security over all of their property and assets together with an opinion with respect thereto satisfactory to the Agent, acting reasonably.

         (j) LEASE-BACKS. Enter into or permit any of its Subsidiaries to enter into any arrangements, directly or indirectly, with any Person, whereby the Borrower, Guarantor or such Subsidiary, as the case may be, shall sell or transfer any property, whether now owned or hereafter acquired, used or useful in the Business, in connection with the rental or lease of the property so sold or transferred or of other property for substantially the same purpose or purposes as the property so sold or transferred.

         (k) SUBSIDIARIES. (i) Incorporate or acquire, after the date hereof, any Subsidiaries or commence to carry on the Business, otherwise than through the Borrower and its Subsidiaries existing as of the date hereof, except for the incorporation or acquisition of Subsidiaries in North America or such other jurisdictions as the Agent may agree to, acting reasonably, where in each case, such Subsidiary has executed and delivered to the Agent a guarantee of all of the obligations of the Borrower under this Agreement and/or the other Credit Documents and security over all of its property and assets satisfactory to the Agent and accompanied by opinions satisfactory to the Agent, in each case, acting reasonably, prior to or contemporaneously with such Subsidiary having net asset values or revenues, in either case, greater than $50,000; or (ii) permit any Subsidiary to exist after the date hereof having net asset values or revenues, in either case, greater than $50,000 unless such Subsidiary is an Additional Loan Party.

         (l) MAINTENANCE AND OWNERSHIP OF SUBSIDIARIES. Except as permitted under Section 8.2(d), sell or otherwise dispose of any shares of any of its Subsidiaries or permit any of such Subsidiaries to issue, sell or otherwise dispose of the shares of any other Subsidiary, except to the Borrower or an Additional Loan Party other than Excluded Loan Parties.

         (m) COMPROMISE OF ACCOUNTS. Compromise or adjust or permit any of its Subsidiaries to compromise or adjust any material Accounts of the Borrower or such Subsidiary (or extend the time for payment thereof) or grant any discounts, allowances or credits thereon, in each case other than in the ordinary course of business.

         (n) BUSINESS OUTSIDE CERTAIN JURISDICTIONS. Have any place of business or keep or store any tangible properly outside of those jurisdictions (or registration districts within such jurisdictions), as set forth in Schedule 7 opposite the Borrower, Guarantor or the Subsidiary, as the case may be, or permit any of its Subsidiaries to do the same (i) except upon 30 days' written notice thereof to the Agent; and (ii) unless the Borrower, Guarantor or such Subsidiary has done all such acts and things and executed and delivered all such deeds, transfers, assignments and instruments as the Agent may reasonably require for perfecting a Security Interest in such property in favour of the Agent and the Lenders.

         (o) FINANCIAL YEAR.  Change its Financial Year.

         (p) AMENDMENTS. Allow any amendments to any Material Agreement.

         (q) PAYMENTS IN ORDINARY COURSE OF BUSINESS, ETC. Place or permit any of its Subsidiaries to place any funds on trust with third parties outside of the ordinary course of business.

         (r) ACQUISITION OF REAL PROPERTY. Acquire any real property unless such real property will be used for the purposes of conducting parking operations in conjunction with the Business.

         (s) ONEX COMMON SHARES. Permit any dividends to be paid to Onex in respect of the non-voting common shares issued by the Borrower to Onex other than the dividends in the form of additional non-voting common shares issued by the Borrower and having the same characteristics as the non-voting common shares held by Onex on the date of this Agreement.

         (t) FUR SUBORDINATED DEBT. Permit any increase in the FUR Subordinated Debt established under the Borrower's Note Purchase Agreement and the Guarantor's Note Purchase Agreement, as applicable, unless the same terms apply to the increased Subordinated Debt and the increase is utilized to make repayments of the Accommodations Outstanding under the Credit Facilities; or make interest payments on the outstanding principal amount of the FUR Subordinated Debt in excess of the required payments set out in the Borrower's Note Purchase Agreement and the Guarantor's Note Purchase Agreement, as applicable, provided that the foregoing is not intended to prevent the accrual of interest on account of the usual operation of the provisions in the Borrower's Note Purchase Agreement and the Guarantor's Note Purchase Agreement.

                  SECTION 3. FINANCIAL COVENANTS.

                                      - 46

So long as any amount owing hereunder remains unpaid or any Lender has any obligation to the Borrower under this Agreement, and unless consent is given in accordance with Section 11.1 hereof, the Borrower shall:

         (a) MAINTENANCE OF NET WORTH. Ensure that, on the last day of each Financial Year, calculated as at such day, the aggregate Consolidated Net Worth of Holdco 1, Holdco 2 and their respective Consolidated Subsidiaries is at least an amount equal to the sum of Cdn. $50,000,000 determined in accordance with Generally Accepted Accounting Principles.

         (b) MAINTENANCE OF DEBT FOR BORROWED MONEY TO NET WORTH RATIO. Ensure that, as at the last day of each Financial Quarter, the ratio, calculated as at such day, of the aggregate Consolidated Indebtedness to the aggregate Consolidated Tangible Net Worth of Holdco 1, Holdco 2 and their respective Consolidated Subsidiaries is not more than 0.75:1.

         (c) MAINTENANCE OF INTEREST COVERAGE RATIO. Ensure that Holdco 1, Holdco 2 and their respective Consolidated Subsidiaries have, as at the end of each Financial Quarter, a minimum Interest Coverage Ratio of 2.75:1.

         (d) MAINTENANCE OF LEVERAGE RATIO.   Ensure that Holdco 1,  Holdco 2
and their respective Consolidated Subsidiaries have, as at the end of each Financial Quarter a Leverage Ratio of not more than 5.00:1.

         (e) MAINTENANCE OF PARKING CONTRACTS. Ensure the existence on a consolidated basis on the last day of each Financial Quarter of an aggregate of at least 1,200 Consolidated Parking Contracts.

                                    ARTICLE 9
                                EVENTS OF DEFAULT

               SECTION 1. EVENTS OF DEFAULT. If any of the following events (each an "Event of Default") shall occur and be continuing:

         (a) the Borrower shall fail to pay any amount of Accommodations Outstanding when such amount becomes due and payable hereunder and in any case, such failure shall remain unremedied for two Business Days;

         (b) the Borrower shall fail to pay any interest or Fees or any other amounts payable when the same becomes due and payable hereunder and, in any case, such failure shall remain unremedied for a period of five Business Days;

         (c) any representation or warranty or certification made or deemed to be made by the Borrower, Guarantor or any other Additional Loan Party or any director or officer thereof in this Agreement or any other Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made; and, if the circumstances giving rise to such incorrect representation or warranty are capable of modification or rectification (such that, thereafter such representation or warranty would be correct), such representation or warranty remains uncorrected for a period of 30 days;

         (d) the Borrower or the Guarantor shall fail to perform, observe or comply with any of the covenants contained in Sections 8.2(c), (g), (h), (k), (l) or Section 8.3;

         (e) the Borrower or Guarantor shall fail to perform, observe or comply with any of the covenants contained in Sections 8.2(a),
                  (b), (d), (e), (f), (i), (j), (m), (n), (o), (p), (q) and (r),
                  (s) and (t) and such failure shall remain unremedied for 30 days, provided that the circumstances giving rise to such failure are capable of rectification;

         (f) the Borrower or Guarantor shall fail to perform, observe or comply with any of the covenants contained in Section 8.1 (except Section 8.1(n)) and such failure shall remain unremedied for 30 days;

         (g) the Borrower, Guarantor or any other Additional Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Credit Document to which it is a party and such failure shall remain unremedied for 45 days following written notice thereof by the Agent to the Borrower;

         (h) the Borrower or any of its Subsidiaries shall fail to pay the principal of or premium or interest on any Debt of the Borrower or such Subsidiary, as applicable, (excluding any Debt hereunder) which is outstanding in an aggregate amount exceeding $500,000 Cdn. (or the equivalent amount in any other currency), when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or otherwise agreed to in writing by the relevant creditor; or any other event shall occur or condition shall exist, and shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt, if the effect of such event is to accelerate, or permit the acceleration of such Debt, or any such Debt shall be declared to be due and payable prior to the stated maturity thereof;

         (i) the, Guarantor or any of its Subsidiaries shall fail to pay the principal of or premium or interest on any Debt of the Guarantor or such Subsidiary, as applicable, (excluding any Debt hereunder) which is outstanding in an aggregate amount exceeding $1,500,000 Cdn. (or the equivalent amount in any other currency), when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or otherwise agreed to in writing by the relevant creditor; or any other event shall occur or condition shall exist, and shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt, if the effect of such event is to accelerate, or permit the acceleration of such Debt, or any such Debt shall be declared to be due and payable prior to the stated maturity thereof;

         (j) the Borrower, Guarantor or any of their respective Subsidiaries shall fail to perform or observe any material term, covenant or agreement contained in any Material Agreement on its part to be performed or observed and the effect of such failure is that such material contract is terminated; or any Material Agreement shall be terminated or revoked or permitted to lapse (other than as approved by the Agent), and, in each case, such termination or revocation or lapse has, or is reasonably likely to have, a Material Adverse Effect;

         (k) the Borrower, Guarantor or any other Additional Loan Party shall (i) become insolvent or generally not pay its debts as such debts become due; (ii) admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (iii) institute or have instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its Debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Assets, and in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Assets) shall occur, or (iv) take any corporate action to authorize any of the foregoing actions;

         (l) any judgment or order for the payment of money in excess of $500,000 shall be rendered against the Borrower, Guarantor or any of their respective Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such proceedings have not been discontinued, dismissed or settled; or (ii) there shall be any period of fifteen consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

         (m) the Borrower, Guarantor or any of their respective Subsidiaries incurs any Environmental Liability and Costs, or is subject to a final judgment requiring it to complete any Remedial Action, which in each case will have or may be reasonably expected to have a rectification cost, in excess of $500,000;

         (n)      there shall be any Change of Control;

         (o) there shall have occurred, in the opinion of the Majority Lenders, acting reasonably, any material adverse change in the Assets, Business, operations, undertaking or condition (financial or otherwise) of the Borrower, Guarantor and their respective Subsidiaries, taken as a whole; or

         (p) the report of the Borrower's or Guarantor's auditors delivered in connection with the audited consolidated financial statements of the Borrower or the Guarantor, as applicable, in respect of any Financial Year contains a qualification which relates to a matter which materially and adversely affects the financial conditions of the Borrower, Guarantor and their respective Subsidiaries, taken as a whole,

then, the Agent may, and shall at the request of the Majority Lenders, (i) terminate the Lenders' obligations to make further Accommodations under the Credit Facilities; (ii) (at the same time or at any tired after such termination) declare the Accommodations Outstanding, all interest and Fees accrued thereon and all other amounts payable under this Agreement in respect of the Credit Facilities to be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; and (iii) with respect to any outstanding Bankers' Acceptances or Letters of Credit, the Borrower shall pay to the Agent for the benefit of the Lenders an amount equal to the aggregate of the Face Amounts of each such outstanding Bankers' Acceptance and equal to BT's contingent liability under each outstanding Letter of Credit which amount shall be held by the Agent until the Lenders have no further obligation under any such Bankers' Acceptance or Letter of Credit, at which time the Agent will pay to the Borrower an amount equal to any excess of the amount so received by the Agent hereunder in respect of the Bankers' Acceptances and Letters of Credit over the total amounts necessary to reimburse the Lenders for amounts paid by them under or in connection with any Bankers' Acceptance or Letter of Credit.

                  SECTION 2. REMEDIES UPON DEMAND AND DEFAULT. (1) Upon declaration in writing to the Borrower that the Accommodations Outstanding under the Credit Facilities are immediately due and payable pursuant to Section 9.1, the Agent shall at the request of, or may with the consent of, the Majority Lenders, commence such legal action or proceedings as it, in its sole discretion, may deem expedient, including the commencement of enforcement proceedings under the Security Documents, or any other security granted by the Borrower or others to the Agent or the Lenders, or both, all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any of the property or Assets, or any other action, notice of all of which the Borrower hereby expressly waives.

         (2) The rights and remedies of the Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are in addition to and not in substitution for any other rights or remedies. Nothing contained herein or in the Security Documents or any other security hereafter held by the Agent and the Lenders, with respect to the indebtedness or liability of the Borrower to the Agent and the Lenders, or any part thereof, nor any act or omission of the Agent or the Lenders with respect to the Security Documents, the Security or such other security, shall in any way prejudice or affect the rights, remedies and powers of the Agent and the Lenders hereunder or under the Security Documents or such Security.

                                   ARTICLE 10
                            THE AGENT AND THE LENDERS

                  SECTION 1. AUTHORIZATION AND ACTION. (1) Each Lender hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to it by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the joint instructions of the Majority Lenders and such instructions shall be binding upon all Lenders. The Agent shall not be required to take any action pursuant to such instructions or otherwise (i) which exposes it to personal liability; (ii) which is contrary to this Agreement or applicable Law; or (iii) which would require the Agent to become registered to do business in any jurisdiction or would subject the Agent to taxation by reason thereof.

         (2) The Agent shall have no duties or obligations other than as expressed herein, and without limitation, the Agent does not undertake, and the Lenders relieve the Agent from, any implied duties (including fiduciary duties) and there shall not be construed against the Agent any implied covenants or terms. The Agent may execute or perform, and may delegate the execution and performance of, any of its powers, rights, discretions or duties hereunder and under the Credit Documents through or to any of its own employees or other Persons designated by it. References in any Credit Document to the Agent shall include references to any such Persons to whom the Agent shall have delegated any of its powers, rights, discretions and duties.

         (3) The Agent shall not be obliged (i) to take or refrain from taking any action or to exercise or to refrain from exercising any right or discretion under this Agreement or the other Credit Documents; or (ii) to incur or subject itself to any cost or expenditure in connection herewith and therewith, unless it is first specifically indemnified or furnished with security by the Lenders on a rateable basis, in form and substance satisfactory to it (which may include further agreements of indemnity or the deposit of funds or security or other suitable measures).

                  SECTION 2. NO LIABILITY. Neither the Agent nor its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the Agent (i) may treat any Lender as the payee of amounts attributable to such Lender's Commitment hereunder unless and until the Agent receives an agreement in the form contemplated in Section 11.8; (ii) may consult with legal counsel (including legal counsel for the Borrower), independent accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for the form, substance, accuracy or completeness of any Credit Document or any other documents, information or financial data made available to the Lenders, or for any statements, warranties or representations made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the existence of a Default or an Event of Default or the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the Assets (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Credit Documents; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be sent by facsimile transmission, by telex or by hand) believed by it to be genuine and signed or sent by the proper party or parties.

                  SECTION 3. BT BANK OF CANADA.

With respect to its Lender's Operating Commitment, Lender's Term Commitment and Lender's Acquisition Commitment and the Accommodations made by it, BT has the same rights and powers under this Agreement as any other Lender hereunder and may exercise the same as though it were not the Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include it in its individual capacity. BT and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with the Borrower or any Person who may do business with or own securities of the Borrower, all as if it were not the Agent, and without any duty to account therefor to the Lenders.

                  SECTION 4. DISCOUNT RATE DETERMINATIONS. The Agent shall give prompt notice to the Borrower and the Lenders of the interest or discount rate determined by the Agent for an applicable Advance or Drawing Date and the applicable interest and discount rates, if any, furnished by BT for determining the applicable rate.

                  SECTION 5. HOLDING OF SECURITY; SHARING OF PAYMENTS, ETC. (1) The Security Interests and Security constituted by the Security Documents shall be held by the Agent for the rateable benefit of the Lenders, in accordance with their respective terms, and any proceeds from any realization thereof shall be applied to the Accommodations Outstanding, all interest and Fees accrued thereon and all other amounts payable under this Agreement in respect of the Credit Facilities and under the Credit Documents to each Lender rateably based on the amount of Accommodations Outstanding under all of the Credit: Facilities and Credit Documents, all interest and Fees accrued thereon and all other amounts payable under this Agreement and the other Credit Documents owing to each Lender to the aggregate amount of Accommodations Outstanding under all of Credit Facilities and Credit Documents, all interest and Fees accrued thereon and all other amounts payable under this Agreement and the other Credit Documents owing to all of the Lenders (whether such Security is held in the name of the Agent or in the name of any one or more of the Lenders and without regard to any priority to which any Lender ma) otherwise be entitled under applicable Law).

         (2) Each Lender agrees with the other Lenders that it will not, without the prior consent of the other Lenders, take or obtain any Security Interest on any property of the Borrower to secure the obligations of the Borrower hereunder, except for the benefit of all Lenders or as may otherwise be required by Law.

         (3) If any Lender obtains any payment (whether voluntary, involuntary or through the exercise of any right of set-off hereunder or the realization of any Security Interest) on account of Accommodations made by it (other than amounts paid pursuant to Section 10.7) in excess of its rateable share of payments on account of the Accommodations made by all the Lenders, such Lender shall account to and pay over to the other Lenders their rateable shares thereof and shall upon request forthwith purchase from the other Lenders such participations in the Accommodations made by such other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment rateably with such other Lenders. If all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's rateable share (according to the proportion that the amount such Lender's required repayment bears to the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Lender so purchasing a participation from another Lender pursuant to this Section 10.5 may, to the fullest extent permitted by Law, exercise all its rights of payment (including any right of set-off hereunder) with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation and the Borrower hereby expressly acknowledges the creation of such right.

                  SECTION 6. LENDER CREDIT DECISIONS. Each Lender acknowledges that it has, independently and without reliance upon the Agent and based on the financial statements of the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                  SECTION 7. INDEMNIFICATION. Each Lender shall indemnify and save the Agent harmless (to the extent not reimbursed by the Borrower) rateably (according to the amount of its Lender's Term Commitment) from any Claim or Loss suffered by, imposed upon or asserted against the Agent as a result of, in respect of, connected with or arising out of the Credit Documents or any action taken or omitted by the Agent under the Credit Documents, provided that no Lender shall be liable for any portion of such Loss resulting from the gross negligence or wilful misconduct of the Agent in its capacity as Agent. Without limitation of the foregoing, each Lender agrees to reimburse the Agent upon demand for its rateable share of any out-of-pocket expenses (including counsel fees and disbursements) incurred by the Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Credit Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

                  SECTION 8. LIABILITY OF THE LENDERS INTER SE. Each of the Lenders hereby agrees with each of the other Lenders that, except as otherwise herein expressly provided, none of the Lenders has or shall have any duty or obligation, or shall in any way be liable to any of the other Lenders, in connection with the Credit Documents or any action taken or omitted to be taken in, under or in connection herewith.

                  SECTION 9. SUCCESSOR AGENTS. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent. Upon notice of any such resignation the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender. Upon the acceptance of any appointment hereunder by a successor Agent, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                                  ARTICLE 11

                                  MISCELLANEOUS

                  SECTION 1. AMENDMENT. (1) Subject to subsections (2) (3), no amendment or waiver of any provision of this Agreement or any of the other Credit Documents, nor consent to any departure by the Borrower or any party thereto from such provisions, shall be effective unless approved by the Majority Lenders. Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         (2) No amendment, waiver or consent shall, unless in writing and signed by all the Lenders, (i) increase a Lender's Operating Commitment, Lender's Term Commitment or Lender's Acquisition Commitment or subject any Lender to any additional obligation; (ii) reduce the amount of, or interest on, any Accommodation Outstanding or any Fees hereunder; (iii) postpone any date fixed for any payment of principal of, or interest on, any Accommodation Outstanding or any Fees payable to the Lenders or to the Agent for the account of the Lenders; (iv) permit any release of Collateral having a value in excess of $500,000 under the Security Documents or the Security; (v) change the definition of Majority Lenders; or (viii) amend this Section 11.1(2).

         (3) No amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Lenders, affect the rights or duties of the Agent under the Credit Documents.

                  SECTION 2. WAIVER. (1) No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right under any of the Credit Documents shall operate as a waiver of such right; nor shall any single or partial exercise of any right under any of the Credit Documents preclude any other or further exercise thereof or the exercise of any other right.

         (2) Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties of the parties contained in this Agreement shall not merge on and shall survive the initial Accommodation hereunder and, notwithstanding such initial Accommodation, or any investigation made by or on behalf of any party, shall continue in full force and effect. The closing of this transaction shall not prejudice any right of one party against any other party in respect of anything done or omitted hereunder or in respect of any right to damages or other remedies.

                  SECTION 3. EVIDENCE OF DEBT AND ACCOMMODATION NOTICES. (1)
The indebtedness of the Borrower resulting from all Accommodations under the Credit Facilities shall be evidenced by the records of the Lenders (or the Agent acting on behalf of the Lenders) which shall, absent manifest error, constitute prima facie evidence of such indebtedness.

         (2) Prior to the receipt of any Accommodation Notice the Agent may act upon the basis of telephonic notice (containing the same information as required to be contained in such Accommodation Notice) believed by it in good faith to be from such authorized persons representing the Borrower as shall have been indicated to the Agent prior thereto. In the event of conflict between the Agent's record of the applicable terms of any Accommodation and such Accommodation Notice, the Agent's record shall prevail, absent manifest error.

                  SECTION 4. NOTICES, ETC. Any notice, direction or other instrument required or permitted to be given hereunder shall, except as otherwise permitted hereunder, be in writing and given by delivering it or sending it by telecopy or other similar form of communication addressed, if to the Borrower or Guarantor, to it at: Suite 300, 601 West Cordova Street, Vancouver, British Columbia, V6B lG1, Attention: Chief Executive Officer,
Telephone: (604) 681-7311, Telecopier: (604) 681-4098, with a copy to First Union Management Inc., at 55 Public Square, Suite 1910, Cleveland, Ohio,
Attention: Legal Department, Telecopier: (216) 781-7364, if to the Agent, to it at: BT Bank of Canada, Royal Bank Plaza, Suite 1700, North Tower, P.O. Box 100, Toronto, Ontario M5J 2J2, Attention: Harvey Naglie, President and Chief Executive Officer, and, if to the Lenders, at the addresses shown on the signature pages hereof. Any such notice, direction or other instrument shall be deemed to have been effectively given, if sent by telecopy or other similar form of telecommunication, on the next Business Day following such transmission or, if delivered, to have been received on the date of such delivery. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

                  SECTION 5. CONFIDENTIALITY. Each Lender agrees to ensure that any financial statement or other information relating to the Business, Assets or condition, financial or otherwise, of the Borrower, Guarantor and their respective Subsidiaries which may be delivered to such Lender pursuant to this Agreement which is not publicly filed or otherwise made available to the public generally will, to the extent permitted by Law, be treated confidentially by such Lender and will not, except with the prior written consent of the Borrower and Guarantor, be distributed or otherwise made available by such Lender to any Person other than such Lender's employees, authorized agents, counsel or other representatives (provided such other representatives have agreed to keep all information confidential) required, in the reasonable opinion of such Lender, to have such information. The Agent and each Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the Business, Assets or financial condition of the Borrower, Guarantor and its Subsidiaries which may be furnished to it under this Agreement or otherwise, to
(i) any actual or potential Participant or Assignee provided written or verbal notice thereof is given to the Borrower and Guarantor and the Participant or Assignee agrees to keep all such information confidential in accordance with the provisions hereof; (ii) at the direction of any court, regulatory body or agency having jurisdiction over such Lender; and (iii) any Affiliate of such Lender required, in the reasonable opinion of such Lender, to have such information, provided such Affiliate agrees to keep all such information confidential in accordance with the provisions hereof.

                  SECTION 6. COSTS, EXPENSES AND INDEMNITY. (1) The Borrower shall, whether or not the transactions hereby contemplated are consummated, indemnify and hold each Lender and the Agent harmless from, and shall pay upon notice by the Agent any amounts required to compensate such Person for, any Claim or Loss suffered by, imposed on or asserted against the Agent and each Lender as a result of, in respect of, connected with or arising out of (i) the preparation, execution and delivery of, preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, the Credit Documents and any amendment, waiver or consent relating thereto; (ii) reasonable fees associated with any advice of Agent's counsel as to the rights and duties of the Agent and the Lenders with respect to the Transaction and the administration of the Credit Facilities, the Credit Documents or any transaction contemplated thereunder;
(iii) a default (whether or not constituting a Default or an Event of Default) by the Borrower or Guarantor hereunder; and (iv) any proceedings brought against the Agent or any of the Lenders due to its entering into this Agreement, performing its obligations under this Agreement, providing any Accommodation or any use of any Accommodation by the Borrower, save and except in each case for the gross negligence, fraud or misconduct of the Agent or any Lender.

         (2) The Borrower shall indemnify and hold the Lenders and the Agent and each of their respective officers, directors, employees and agents (collectively, the `'Indemnified Parties") harmless from and against any and all Environmental Liabilities and Costs incurred or suffered by, or asserted against, any of the Indemnified Parties (except for Environmental Liabilities and Costs attributable to the gross negligence, fraud or wilful misconduct of the Indemnified Parties) in connection with the Credit Facilities, including all Environmental Liabilities and Costs with respect to or as a direct or indirect result of, (i) the presence on or under or the Release or likely Release of Hazardous Substances from any properties now, or any time heretofore or hereafter, owned, leased, operated or used by the Borrower, Guarantor or any of their respective Subsidiaries; or (ii) the breach by any mortgagor, owner or lessee of such properties in their use of such properties of any Environmental Laws.

         (3) If, with respect to any Lender (i) any change in Law, or any change in the interpretation or application of any Law occurring or becoming effective after the date hereof; or (ii) compliance by such Lender with any direction, request or requirement (whether or not having the force of Law) of any Governmental Entity made or becoming effective after the date hereof, has the effect of causing Loss to such Lender by (v) increasing the cost to such Lender of performing its obligations under this Agreement or in respect of any Accommodations Outstanding (including the costs of maintaining any capital, reserve or special deposit requirements in connection therewith), (w) requiring such Lender to maintain or allocate any capital or additional capital or affecting its allocation of capital in respect of its obligations under this Agreement or in respect of any Accommodations Outstanding or otherwise reducing the effective return to such Lender under this Agreement or in respect of any Accommodations Outstanding, (x) reducing any amount payable to such Lender under this Agreement or in respect of any Accommodations Outstanding by any amount it deems material, acting reasonably (other than a reduction resulting from a higher rate of income or capital tax relating to such Lender's income or capital in general), (y) causing such Lender to make any payment or to forego any return on, or calculated by reference to, any amount received or receivable by such Lender under this Agreement or in respect of any Accommodations Outstanding, or
(z) otherwise reducing the effective return to such Lender under this Agreement or in respect of any Accommodations Outstanding or on its total capital as a result of entering into this Agreement, then such Lender may give written notice to the Borrower specifying the nature of the event giving rise to such Loss and the Borrower may either, (iii) on demand, pay such amounts as such Lender may specify to be necessary to compensate it for any such Loss; or (iv) provided no Loss has yet been suffered by a Lender or the

Borrower has paid the compensating amount to the Lender, repay the Accommodations Outstanding and terminate such Lender's Commitments. A certificate as to the amount of any such Loss, submitted in good faith by a Lender to the Borrower, shall constitute evidence of such amounts absent manifest error.

         (4) The Borrower shall pay to each Lender no later than three Business Days after receiving written notice from the Agent any amounts required to compensate such Lender for any Loss suffered or incurred by such Lender as a result of (i) any payment being made (due to acceleration of the maturity of any Accommodation pursuant to Article 9, a mandatory or optional prepayment of principal or otherwise) in respect of a Bankers' Acceptance, Draft, BA Equivalent Note or Letter of Credit or Advance, otherwise than on the maturity or expiration thereof; (ii) the failure of the Borrower to give any notice in the manner and at the times required by this Agreement; (iii) the failure of the Borrower to effect an Accommodation in the manner and at the time specified in any Accommodation Notice; or (iv) the failure of the Borrower to make a payment or a mandatory repayment in the manner at the time specified in this Agreement or any notice given by the Borrower to the Agent in accordance with the terms of this Agreement. A certificate as to the amount of any such Loss submitted in good faith by a Lender to the Borrower shall constitute evidence of such amount.

         (5) The provisions of this Section 11.6 shall survive the termination of this Agreement and the repayment of all Accommodations Outstanding. The Borrower acknowledges that neither its obligation to indemnify, nor any actual indemnification by it, of any Lender, the Agent or any other Indemnified Party hereunder in respect of such Person's Losses for the legal fees and expenses of such Person's counsel shall in any way affect the confidentiality or privilege relating to any information communicated by such Person to its counsel.

                  SECTION 7. CONFIRMATION OF SECURITY INTERESTS. The Borrower hereby acknowledges and agrees that the Original erests. Credit Agreement Debt is secured by the Original Credit Agreement Security and that the Original Credit Agreement Security continues to be in full force and effect, unamended, and shall stand as continuing collateral security for the Original Credit Agreement Debt, the Accommodations Outstanding and all other liabilities and obligations under the Credit Document.

                  SECTION 8. SUCCESSORS AND ASSIGNS. (1) This Agreement shall become effective when it shall have been executed by the Borrower, the Agent and each Lender and thereafter shall be binding upon and enure to the benefit of the Borrower, the Lenders and the Agent and their respective successors and permitted assigns.

         (2) The Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of all the Lenders, which consent may be arbitrarily withheld.

         (3) A Lender may, subject to Section 11.8(7), upon prior written consent of the Agent and the Borrower, such consent not to be unreasonably withheld, (i) grant participations in all or any part of its interest in the Credit Facilities to one or more financial institutions (each a "PARTICIPANT"), or (ii) assign all or any part of its interest in the Credit Facilities to one or more financial institutions (each an "ASSIGNEE"), provided that the amount of each such participation or assignment shall be equal to or greater than Cdn. $5,000,000 and, to the extent of any such participation or assignment (unless otherwise stated therein), the Participant or Assignee shall have the same rights and benefits and be subject to the same limitations hereunder and under the other Credit Documents as it would have if it was a Lender hereunder, provided that no such Participant or Assignee shall be entitled to receive any greater payment, on a cumulative basis, pursuant to Section 11.6 than the Lender which granted such participation or assignment would have been entitled to receive.

         (4) The Borrower shall, at the cost and expense of the relevant Lender, provide such certificates, acknowledgments and further assurances in respect of this Agreement and the Credit Facilities as such Lender may reasonably require in connection with any participation or assignment pursuant to this Section 11.8.

         (5) Except in the case of an Assignee which has delivered an assumption agreement pursuant to Section 11.8(6), prior to the occurrence of a Default or an Event of Default, a Lender granting a participation or making an assignment shall act on behalf of all of its Participants and Assignees in all dealings with the Borrower in respect of the Credit Facilities.

         (6) A Lender may deliver to the Borrower an agreement substantially in the form of Schedule 20 by which any Assignee of such Lender assumes the obligations and agrees to be bound by all the terms and conditions of this Agreement, all as if such Assignee had been an original party hereto. Upon any such assignment and assumption of the obligations of such Lender by an Assignee, the assigning Lender and the Borrower shall be released from their respective obligations hereunder (to the extent of such assignment and assumption) and thereafter shall not have any liability or obligations to each other to such extent, except in respect of matters arising prior to such assignment.

         (7) No Lender (in this Section 11.8(7) called the "Assigning Lender") shall grant participations in all or any part of its interest in the Credit Facilities or assign or transfer all or any part of its interest in the Credit Facilities except as follows:

         (i) any such participation or assignment must be offered in writing to the other Lender (in this section 11.8(7) called the "Receiving Lender");

         (ii) if the Receiving Lender gives the Assigning Lender notice within 30 days of receipt of the offer that it will take all but not less than all of such participation or assignment so offered, then the Assigning Lender will assign the appropriate amount of its Credit Facilities to the Receiving Lender on the terms set out herein;

         (iii) the Assigning Lender is free to grant a participation or assign its interest in the Credit Facilities and the Credit Documents contemplated hereby which is not taken by the Receiving Lender to a financial institution provided any such assignment is in compliance with the provisions hereof.

                  SECTION 9. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any of the Credit Documents, irrespective of whether or not such Lender shall have made any demand under any of the Credit Documents. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders under this Section 11.9 are in addition to other rights and remedies (including all other rights of set-off) which the Lenders may have.

                  SECTION 10. ACCOMMODATIONS BY LENDERS. Unless the Agent shall have received notice from a . Lender prior to the date of any Borrowing or Drawing that such Lender will not make available to the Agent such Lender's rateable portion of such Borrowing or Drawing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing or Drawing and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have made its rateable portion available to the Agent, such Lender shall pay such corresponding amount to the Agent forthwith on demand. If such Lender shall pay such corresponding amount to the Agent, the amount so paid shall constitute such Lender's Advance as part of such Borrowing or Drawing for purposes of this Agreement. If such Lender shall not pay such corresponding amount to the Agent forthwith on demand and such amount shall have been made available to the Borrower, the Borrower shall pay such corresponding amount to the Agent forthwith on demand and the Borrower hereby agrees that any such amount received and so reimbursed would not and will not constitute an Accommodation hereunder. The Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at a rate per annum equal to the Agent's cost of funds.

                  SECTION 11. RATEABLE PAYMENTS. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at a rate per annum equal to the Agent's cost of funds.

                  SECTION 12. INTEREST ON ACCOUNTS. Except as may be expressly provided otherwise in this Agreement, all amounts owed by the Borrower to the Agent and to any of the Lenders, which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after default and judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the sum of the Canadian Prime Rate in effect from time to time plus .75 of 1% per annum.

                SECTION 13. ADVICE. Each Lender has advised the other Lender of the nature and extent of all indebtedness of the Borrower and the Additional Loan Parties to it as at the date of this Agreement and each Lender consents to the nature and extent of such indebtedness.

                SECTION 14. GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

                  SECTION 11.15. COUNTERPARTS. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instruments.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
                                               IMPERIAL PARKING LIMITED

                                               Per:
                                                  Authorizing Signing Officer


                                                                            c/s

                                               Per: /s/ Authorized Signer

                                                  Authorizing Signing Officer

                                                504463 N.B. INC.

                                                Per: /s/ Authorized Signer

                                                  Authorizing Signing Officer

                                                                            c/s

                                                Per: /s/ Authorized Signer

                                                  Authorizing Signing Officer

COMMITMENTS                                     THE LENDERS

                                                BT BANK OF CANADA

Operating
Commitment:
         Cdn. $6,500,000                        Per: /s/ Authorized Signer

                                                  Authorizing Signing Officer

Term                                             Per: /s/ Authorized Signer
Commitment:                                          --------------------------
         Cdn. $16,750,000                            Authorizing Signing Officer

                                                  Address:
Acquisition                                       Royal Bank Plaza
Commitment:                                       Suite 1700, North Tower
         Cdn. $5,000,000                          P.O. Box 100
                                                  Toronto, Ontario
                                                  M5J 2 J2

                                           Telephone:         (416) 865-2222
                                           Telecopier:        (416) 865-0779

                                           Attention:          Harvey Naglie
                                                               President and Chief Executive Officer
Operating
Commitment:
         NIL

                                                                HONG KONG BANK OF CANADA

Term
Commitment:                                                     Per: /s/ Authorized Signer
         Cdn. $16,750,000                                              Authorizing Signing Office

                                                                Per: /s/ Authorized Signer
Acquisition                                                            Authorizing Signing Office
Commitment:

         Cdn. $5,000,000                                        Address:
                                                                Suite 200
                                                                885 West Georgia Street
                                                                Vancouver, British Columbia
                                                                V6C 3G1

                                                                Telephone:           (604) 641-1811
                                                                Telecopier:          (604) 641-3095

                                                                Attention:           Vice President,
                                                                                     Commercial Banking